UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e) (2))
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General Dynamics Corporation

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Notice of Annual Meeting

and

Proxy Statement

2010

March 19, 2010

Dear Fellow Shareholder:

You are invited to our Annual Meeting of Shareholders on Wednesday, May 5, 2010, at 9:00 a.m. local time. The meeting will be held at our headquarters located at 2941 Fairview Park Drive, Falls Church, Virginia. The principal items of business will be the election of directors and an advisory vote on the selection of the company’s independent auditors. Shareholders may raise other matters, as described in the accompanying Proxy Statement.

Your vote is important. We encourage you to consider carefully the matters before us.

We have elected to provide the proxy materials for our 2010 annual meeting to most of our shareholders via the Internet, as permitted by the rules of the Securities and Exchange Commission. We believe this method of providing proxy materials will expedite receipt of proxy materials by many of our shareholders and lower the costs of our annual meeting. Additional information regarding proxy materials distribution is provided on page 2 of our proxy statement. If you are receiving this proxy statement in hard copy, enclosed are your proxy card, return envelope and our 2009 Annual Report.

Please let us know if you plan to attend so that we may send your admission card.

Sincerely yours,

Jay L. Johnson

President and Chief Executive Officer

2941 Fairview Park Drive, Suite 100

Falls Church, Virginia 22042-4513

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on May 5, 2010

The Proxy Statement and 2009 Annual Report are available at www.generaldynamics.com/2010proxy.

The Annual Meeting of Shareholders of General Dynamics Corporation, a Delaware corporation, will be held on Wednesday, May 5, 2010, at 9:00 a.m. local time at the General Dynamics Corporation headquarters located at 2941 Fairview Park Drive, Falls Church, Virginia. Proposals to be considered at the Annual Meeting include:

1.	the election of 10 directors;

2.	an advisory vote on the selection of KPMG LLP as the company’s independent auditors for 2010;

3.	a shareholder proposal regarding weapons in space, provided it is presented properly at the meeting; and

4.	the transaction of all other business that properly comes before the meeting or any adjournment or postponement of the meeting.

The Board of Directors unanimously recommends that you vote FOR proposals 1 and 2.

The Board of Directors unanimously recommends that you vote AGAINST proposal 3.

The Board of Directors set the close of business on March 8, 2010, as the record date for determining the shareholders entitled to receive notice of, and to vote at, the Annual Meeting. It is important that your shares be represented and voted at the meeting. Please complete, sign and return a proxy card, or use the telephone or Internet voting systems.

A copy of the 2009 Annual Report is included with this Notice and Proxy Statement and is available on the website listed above.

By Order of the Board of Directors,

Gregory S. Gallopoulos

Secretary

Falls Church, Virginia

March 19, 2010

Proxy Statement

March 19, 2010

The Board of Directors of General Dynamics Corporation is soliciting your proxy for the Annual Meeting of Shareholders to be held on May 5, 2010, at 9:00 a.m. local time, or at any adjournment or postponement of the meeting. This Proxy Statement, and the accompanying Notice of Annual Meeting of Shareholders and proxy card, are being distributed on or about March 19, 2010, to holders of General Dynamics common stock, par value $1.00 per share (Common Stock). General Dynamics is a Delaware corporation.

Information Regarding Voting

All shareholders of record at the close of business on March 8, 2010, are entitled to vote their shares of Common Stock at the Annual Meeting. On the record date, General Dynamics had 384,491,631 shares of Common Stock issued and outstanding.

Annual Meeting Attendance

Attending the Annual Meeting.    All shareholders are welcome to attend the Annual Meeting. You will need an admission card or proof of ownership of Common Stock and personal photo identification for admission. If you hold shares directly in your name as a shareholder of record, you may obtain an admission card through the telephone or Internet voting systems or by marking the appropriate box on a proxy card. If your shares are held by a bank, broker or other holder of record (commonly referred to as registered in “street name”), you are considered a beneficial owner of those shares rather than a shareholder of record. In that case, you must present at the Annual Meeting proof of ownership of Common Stock, such as a bank or brokerage statement.

Quorum for the Transaction of Business.    A quorum is the presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of Common Stock as of the record date. If you submit a properly completed proxy in accordance with one of the voting procedures described below or appear at the Annual Meeting to vote in person, your shares of Common Stock will be considered present. For purposes of determining whether a quorum exists, abstentions and broker non-votes (as described below) will be counted as present. Once a quorum is present, voting on specific proposals may proceed. In the absence of a quorum, the Annual Meeting may be adjourned.

Proxy Materials Distribution

As permitted by the rules of the Securities and Exchange Commission (SEC), we are providing the proxy materials for our 2010 Annual Meeting via the Internet to most of our shareholders. For some shareholders, such as participants in our 401(k) plans, we are required to deliver proxy materials in hard copy. Nevertheless, we believe the use of Internet availability will expedite receipt of the 2010 proxy materials by many of our shareholders and lower the costs of our Annual Meeting. On March 19, we initiated delivery of proxy materials to our shareholders of record one of two ways: (1) a notice containing instructions on how to access proxy materials via the Internet or (2) a printed copy of those materials. If you received a notice in lieu of a printed copy of the proxy materials, you will not automatically receive a printed copy of the proxy materials in the mail. Instead, the notice provides instructions on how to access the proxy materials on the Internet and how to vote online or by telephone. If you received such a notice, but would also like to receive a printed copy of the proxy materials, the notice includes instructions on how you may request a printed copy.

Voting

Voting Procedures.    You must be a shareholder of record on the record date to vote your shares at the Annual Meeting. Each shareholder of record is entitled to one vote on all matters presented at the Annual Meeting for each share of Common Stock held. You are considered a shareholder of record if your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (Computershare), as of the record date. If you are a shareholder of record, Computershare provides proxy materials to you on our behalf. If your shares are registered in different names or held in more than one account, you may receive more than one proxy card or set of voting instructions. In that case, you will need to vote separately for each set of shares in accordance with the voting procedures outlined below.

Shareholders of record may cast their vote by:

(1)	signing and dating each proxy card received and returning each card using the prepaid envelope;
(2)	calling 1-800-652-VOTE (1-800-652-8683), or, outside the United States, Canada and Puerto Rico, calling 1-781-575-2300, and following the instructions provided on the phone line;
(3)	accessing www.envisionreports.com/gd and following the instructions provided online; or
(4)	attending the Annual Meeting and voting by ballot.

The telephone and Internet voting systems are available 24 hours a day. They will close at 11:59 p.m. Eastern Time on May 4, 2010. Please note that the voting deadline differs for participants in our 401(k) plans, as described below. All shares represented by properly executed, completed and unrevoked proxies that are received on time will be voted at the Annual Meeting in accordance with the specifications made in the proxy card. If you return a proxy card but do not specifically direct the voting of shares, your proxy will be voted as follows:

(1)	FOR the election of directors as described in this Proxy Statement;
(2)	FOR the selection of KPMG LLP as the independent auditors of the company;
(3)	AGAINST the shareholder proposal described in this Proxy Statement; and
(4)	in accordance with the judgment of the proxy holders for other matters that may properly come before the Annual Meeting.

If your shares are held by a bank, broker or other holder of record, you are the beneficial owner of those shares rather than the shareholder of record. If you are a beneficial owner, your bank, broker or other holder of record will forward the proxy materials to you. As a beneficial owner, you have the right to direct the voting of your shares by following the voting instructions provided with these proxy materials. Please refer to the proxy materials forwarded by your bank, broker or other holder of record to see if the voting options described above are available to you.

The Northern Trust Company (Northern Trust) is the holder of record of the shares of Common Stock held in our 401(k) plans – the General Dynamics Corporation Savings and Stock Investment Plans and the General Dynamics Corporation Savings and Stock Investment Plan for Represented Employees. If you are a participant in one of these plans, you are the beneficial owner of the shares of Common Stock credited to your plan account. As beneficial owner and named fiduciary, you have the right to instruct Northern Trust, as plan trustee, how to vote your shares. In the absence of timely voting instructions, Northern Trust has the right to vote shares at its discretion.

Computershare provides proxy materials to participants in these plans on behalf of Northern Trust. If you are a plan participant and a shareholder of record, Computershare may combine the shares registered directly in your name and the shares credited to your 401(k) plan account onto one proxy card. If Computershare does not combine your shares, you will receive more than one set of proxy materials. In that case, you will need to submit a vote for each set of shares. The vote you submit via proxy card or the telephone or Internet voting systems will serve as your voting instructions to Northern Trust. To allow sufficient time for Northern Trust to vote your 401(k) plan shares, your vote, or any re-vote as described below, must be received by 9:00 a.m. Eastern Time on May 3, 2010.

Revoking a Proxy.    A shareholder of record may revoke a proxy at any time before it is voted at the Annual Meeting by:

(1)	sending written notice of revocation to our Corporate Secretary;
(2)	submitting another proxy card that is dated later than the original proxy card;
(3)	re-voting by using the telephone or Internet voting systems; or
(4)	attending the Annual Meeting and voting by ballot (attendance at the Annual Meeting alone will not act to revoke a prior proxy).

Our Corporate Secretary must receive notice of revocation, or a subsequent proxy card, before the vote at the Annual Meeting for a revocation to be valid. Except as described above for participants in our 401(k) plans, a re-vote by the telephone or Internet voting systems must occur before 11:59 p.m. Eastern Time on May 4, 2010. If you are a beneficial owner, you must revoke your proxy through the appropriate bank, broker or other holder of record.

Vote Required

Broker Non-Vote.    A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner. Banks, brokers and other holders of record have discretionary authority to vote shares without instructions from beneficial owners only on matters considered “routine” by the New York Stock Exchange, such as the advisory vote on the selection of the independent auditors. On non-routine matters, such as the election of directors and the shareholder proposal, these banks, brokers and other holders of record do not have discretion to vote uninstructed shares and thus are not “entitled to vote” on such proposals, resulting in a broker non-vote for those shares.

Unlike in prior years, New York Stock Exchange rules now classify the election of directors as a non-routine matter. Accordingly, banks and brokers will not be able to vote on the election of directors without instructions from the beneficial owners. We encourage all shareholders that hold shares through a bank, broker or other holder of record to provide voting instructions to such parties to ensure that their shares are voted at the Annual Meeting.

Proposal 1 – Election of the Board of Directors of the Company.    Directors will be elected by a majority of the votes cast and entitled to vote at the Annual Meeting. A “majority of the votes cast” means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election. You may vote for, vote against or abstain from voting for any or all nominees. Abstentions and broker non-votes will not be counted as a vote cast “for” or “against” a director’s election.

Proposal 2 – Selection of Independent Auditors.    This proposal requires an affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting to be approved. You may vote for, vote against or abstain from voting on this matter. Abstentions will have the effect of a vote against this proposal.

Proposal 3 – Shareholder Proposal.    Proposal 3 requires an affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the proposal to be approved. You may vote for, vote against or abstain from voting on this matter. Abstentions will have the effect of a vote against the proposal.

Voting Tabulation.    Representatives of American Election Services, LLC, will tabulate the vote at the Annual Meeting.

Proxy Solicitation.    The Board of Directors is soliciting proxies from shareholders. Directors, officers and other employees of General Dynamics may solicit proxies from our shareholders by mail, e-mail, telephone, facsimile or in person. In addition, Innisfree M&A Incorporated (Innisfree), 501 Madison Avenue, New York, New York, is soliciting brokerage firms, dealers, banks, voting trustees and their nominees.

We will pay Innisfree approximately $15,000 for soliciting proxies for the Annual Meeting and will reimburse brokerage firms, dealers, banks, voting trustees, their nominees and other record holders for their out-of-pocket expenses in forwarding proxy materials to the beneficial owners of Common Stock. We will not provide compensation, other than their usual compensation, to our directors, officers and other employees who solicit proxies.

Election of the Board of Directors of the Company

(Proposal 1)

This year, 10 nominees are standing for election to the Board of Directors. Each nominee elected as a director will hold office until:

(1)	the next annual meeting and his or her successor is elected and qualified, or

(2)	his or her earlier death, removal or resignation.

In the event that any nominee withdraws or for any reason is unable to serve as a director, your proxy will be voted for any remaining nominees (except as otherwise indicated in your proxy) and any replacement nominee designated by the Nominating and Corporate Governance Committee of the Board of Directors.

Nicholas D. Chabraja, 67, director since 1994.

Chairman since June 1997. Chairman and Chief Executive Officer from June 1997 to July 2009. Vice Chairman from December 1996 to May 1997. Executive Vice President from March 1994 to December 1996. Mr. Chabraja currently serves as a director of Northern Trust Corporation. He served as a director of Ceridian Corporation, a public company until November 2007, within the past five years.

Mr. Chabraja’s 15 years of service as a senior executive officer and 12-year tenure as chairman and chief executive officer of our company make him an experienced and trusted advisor. He has in-depth knowledge of all aspects of General Dynamics and a deep understanding and appreciation of our customers, business operations and approach to risk management. His service at General Dynamics combined with his service on other public company boards provides him with a valuable perspective on governance and management matters that face large public companies.

James S. Crown, 56, director since 1987.

President of Henry Crown and Company (diversified investments) since 2002. Vice President of Henry Crown and Company from 1985 to 2002. Mr. Crown currently serves as a director of J.P. Morgan Chase & Co. and Sara Lee Corporation.

As the longest-serving member of our board and a significant shareholder, Mr. Crown has an abundance of knowledge regarding General Dynamics and its history. As president of Henry Crown and Company, a private investment firm with diversified interests, Mr. Crown has broad experience in general business management and capital deployment strategies. His many years of service as a director of our company and two other large public companies have provided him with a deep understanding of the roles and responsibilities of a board in a large public company.

William P. Fricks, 63, director since 2003.

Chairman and Chief Executive Officer of Newport News Shipbuilding Inc. from 1997 to 2001. Chief Executive Officer and President of Newport News Shipbuilding Inc. from 1995 to 1996.

Mr. Fricks’ prior senior executive positions at Newport News Shipbuilding Inc., including chairman and chief executive officer, president and chief executive officer, vice president-finance, controller and treasurer, give him critical knowledge of the management, financial and operational requirements of a large company and a keen understanding of our key customers. In these positions, Mr. Fricks gained extensive experience in dealing with accounting principles and financial reporting, evaluating financial results and the financial reporting process of a large company. Based on this experience, the Board has determined that Mr. Fricks is an Audit Committee Financial Expert.

Jay L. Johnson, 63, director since 2003.

President and Chief Executive Officer since July 2009. Vice Chairman from September 2008 to July 2009. Executive Vice President of Dominion Resources, Inc., from December 2002 to September 2008. Chief Executive Officer of Dominion Virginia Power from October 2007 to September 2008. President and Chief Executive Officer of Dominion Delivery from 2002 to 2007. Senior Vice President of Dominion Energy, Inc., from 2000 to 2002. Retired Admiral, U.S. Navy. Chief of Naval Operations from 1996 to 2000.

Prior to joining General Dynamics as vice chairman in September 2008, Mr. Johnson served as both chief executive officer of large gas and electric utility businesses and as an Admiral in the U.S. Navy. He served as a director of General Dynamics for six years before becoming vice chairman. Mr. Johnson rose through the ranks of the U.S. Navy to become Chief of Naval Operations and a member of the Joint Chiefs of Staff. Mr. Johnson’s superior business acumen, knowledge of all aspects of the company’s business and history, and prior military experience, position him well to serve as our president and chief executive officer and as a director.

George A. Joulwan, 70, director since 1998.

Retired General, U.S. Army. Supreme Allied Commander, Europe, from 1993 to 1997. Commander-in-Chief, Southern Command, from 1990 to 1993. President of One Team, Inc., (consulting) since 1999. Adjunct Professor at the National Defense University from 2001 to 2005. Olin Professor, National Security, at the U.S. Military Academy at West Point from 1998 to 2000.

Mr. Joulwan had a distinguished career in the U.S. Army prior to joining our Board in 1998. As a General, Mr. Joulwan served as Commander in Chief of the European Command and as the 11th Supreme Allied Commander, Europe. Mr. Joulwan’s unique perspective on U.S. and foreign military strategy and operations, including NATO operations, provides him with valuable insight into international defense markets and the global defense industry. Mr. Joulwan’s demonstrated leadership and management skills make him a valuable strategic advisor to our aerospace and defense businesses.

Paul G. Kaminski, 67, director since 1997.

Under Secretary of U.S. Department of Defense for Acquisition and Technology from 1994 to 1997. Chairman and Chief Executive Officer of Technovation, Inc., (consulting) since 1997. Senior Partner of Global Technology Partners, LLC, (consulting) since 1998. Dr. Kaminski served as a director of Anteon International Corporation within the past five years.

Dr. Kaminski’s prior service as the Under Secretary of Defense for Acquisition and Technology provides him with valuable insight into research and development, procurement, acquisition reform and logistics at the U.S. Department of Defense. In addition, Dr. Kaminski’s education and business background in advanced technology, including dual master’s degrees in aeronautics-astronautics and electrical engineering and a doctorate in aeronautics and astronautics, enable him to provide valuable strategic and business advice to our aerospace and defense businesses.

John M. Keane, 67, director since 2004.

Retired General, U.S. Army. Vice Chief of Staff of the Army from 1999 to 2003. Senior Partner of SCP Partners (private equity) since 2009. Managing Director of Keane Advisors, LLC, (private equity) from 2005 to 2009. Member of the Department of Defense Policy Board. Mr. Keane currently serves as a director of Cyalume Technologies Holdings, Inc., M&F Worldwide Corp. and MetLife, Inc.

Prior to retiring from the U.S. Army at the rank of General, Mr. Keane served as Vice Chief of Staff of the Army. As a senior officer, Mr. Keane managed significant operating budgets and addressed complex operational and strategic issues. Mr. Keane’s astute appreciation for the complexities of the U.S. military and the defense industry combined with his demonstrated leadership and management skills make him a valuable strategic advisor to our aerospace and defense businesses. Mr. Keane also has gained a strong understanding of public company governance and operations through his service on three public company boards.

Lester L. Lyles, 63, director since 2003.

Retired General, U.S. Air Force. Commander, Air Force Materiel Command from 2000 to 2003. Vice Chief of Staff of the Air Force from 1999 to 2000. Mr. Lyles currently serves as a director of DPL, Inc., KBR, Inc., and Precision CastParts Corp. He served as a director of MTC Technologies, Inc., within the past five years.

Prior to retiring from the U.S. Air Force at the rank of General, Mr. Lyles served as Commander of the Air Force Materiel Command and Vice Chief of Staff of the U.S. Air Force. In these positions, Mr. Lyles managed significant operating budgets and addressed complex operational issues. The broad knowledge of the U.S. military and the defense industry he attained through these experiences, combined with his engineering and aerospace educational background, enable Mr. Lyles to provide critical strategic and business advice to our aerospace and defense businesses. In addition, Mr. Lyles has gained a strong understanding of the challenges that face public companies through his service on several public company boards.

William A. Osborn, 62, director since 2009.

Chairman of Northern Trust Corporation (multibank holding company) from October 1995 to November 2009. Chief Executive Officer of Northern Trust Corporation from 1995 to 2007 and President of Northern Trust Corporation and The Northern Trust Company (banking services) from 2003 to 2006. Mr. Osborn currently serves as a director of Abbott Laboratories, Caterpillar, Inc., Nicor Inc. and Tribune Company, a public company until December 2007. He served as a director of Northern Trust Corporation within the past five years. Appointed to the Board in December 2009, Mr. Osborn was recommended as a director nominee by the Nominating and Corporate Governance Committee. Mr. Osborn was initially identified to the committee by a non-management director and by the then-serving chief executive officer.

Mr. Osborn’s prior service as a senior executive of Northern Trust Corporation, including as chairman and chief executive officer, president and chief operating officer, provides him with extensive knowledge of the complex financial, operational and governance issues of a large public company. He brings to our board a well-developed awareness of financial strategy and asset management and a strong understanding of public company governance. The Board has determined that Mr. Osborn’s extensive experience with accounting principles, financial reporting and evaluation of financial results qualifies him as an Audit Committee Financial Expert.

Robert Walmsley, 69, director since 2004.

Retired Vice Admiral, Royal Navy. Chief of Defence Procurement for the United Kingdom Ministry of Defence from 1996 to 2003. Senior Advisor to Morgan Stanley & Co. Limited (investment banking) since February 2004. Mr. Walmsley currently serves as a director of Cohort plc and Ultra Electronics plc. He served as a director of British Energy Group plc, EDO Corporation and Stratos Global Corporation within the past five years.

Mr. Walmsley’s prior service as Chief of Defence Procurement for the United Kingdom Ministry of Defence gives him acute comprehension of international defense matters. Moreover, his service as a Vice Admiral in the Royal Navy and his appointments as Controller, Chairman of the Naval Nuclear Technical Safety Panel and Director General, Submarines, provide him with an important perspective on our aerospace and defense businesses. Mr. Walmsley’s service as a public company director in the United States and the United Kingdom positions him well to understand complex operational and governance matters at a large public company.

Your Board of Directors unanimously recommends a vote FOR all the director nominees listed above.

J. Christopher Reyes will not stand for re-election at the Annual Meeting. General Dynamics and the Board appreciate his service and valuable counsel as a director of the company.

Governance of the Company

Board of Directors

The Board of Directors oversees General Dynamics’ business and affairs pursuant to the General Corporation Law of the State of Delaware and our Certificate of Incorporation and Bylaws. The Board is the ultimate decision-making body, except on matters reserved for the shareholders.

Corporate Governance Guidelines

Our Board of Directors believes that a commitment to good corporate governance enhances shareholder value. To that end, on the recommendation of the Nominating and Corporate Governance Committee, the Board has adopted governance policies and procedures to ensure effective governance of both the Board and the company. The policies and procedures are stated in the General Dynamics Corporate Governance Guidelines, available on our website at www.generaldynamics.com, under the “Investor Relations – Corporate Governance” captions, or in print upon request. The Board benchmarks these guidelines against the best practices of other public companies and considers suggestions made by various groups knowledgeable about corporate governance. Further, the Board regularly evaluates these guidelines to ensure compliance with the rules and regulations of the SEC and the New York Stock Exchange. The Board may modify existing policies or adopt new policies to comply with new legislation and with rule changes made by the SEC or the New York Stock Exchange.

Codes of Ethics

Since the inception of a formal ethics program in 1985, our Board of Directors and management have devoted significant time and resources to maintaining an active and robust ethics program. Since 1985, we have had a Standards of Business Ethics and Conduct Handbook that applies to all employees. This handbook, known as the “Blue Book,” has been updated and improved as we have grown and changed over the years. Our ethics program also includes a 24-hour ethics hotline, which employees can call to communicate any business ethics-related concerns, and periodic training on ethics and compliance topics for all employees.

We also have adopted ethics codes specifically applicable to our financial professionals and our Board of Directors. The Code of Ethics for Financial Professionals, which supplements the Blue Book, applies to our chief executive officer, chief financial officer, controller and any person performing similar financial functions. In addition, there is a Code of Conduct for Members of the Board of Directors that embodies our Board’s commitment to manage our business in accordance with the highest standards of ethical conduct.

Copies of the Standards of Business Ethics and Conduct Handbook, Code of Ethics and Code of Conduct are available on our website at www.generaldynamics.com, under the “Investor Relations – Corporate Governance” captions, or in print upon request. We will disclose on our website any amendments to or waivers from the Standards of Business Ethics and Conduct, Code of Ethics or Code of Conduct on behalf of any of our executive officers, financial professionals or directors.

Related Person Transactions Policy

Our Board of Directors has adopted a written policy on the review and approval of related person transactions. Related persons covered by the policy are:

(1)	executive officers, directors and director nominees;

(2)	any person who is known to be a beneficial owner of more than 5 percent of our voting securities;

(3)	any immediate family member of any of the foregoing persons; or

(4)	any entity in which any of the foregoing persons has or will have a direct or indirect material interest.

A related person transaction is defined by this policy as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which: (1) General Dynamics will be a participant; (2) the amount involved exceeds $120,000; and (3) any related person will have a direct or indirect material interest. The following interests and transactions are not subject to the policy:

(1)	director compensation that has been approved by the Board;

(2)	a transaction where the rates or charges are determined by competitive bid; or

(3)	a compensatory arrangement solely related to employment with General Dynamics (or a subsidiary) that has been approved by the Compensation Committee, or recommended by the Compensation Committee to the Board.

The Nominating and Corporate Governance Committee is responsible for reviewing, approving and, where applicable, ratifying related person transactions. If a member of the committee has an interest in a related person transaction, then he or she will not be part of the review process.

In considering the appropriate action to be taken regarding a related person transaction, the committee or the Board (as the case may be) will consider the best interests of General Dynamics and whether the transaction is fair to the company, is on terms that would be obtainable in an arms-length transaction and serves a compelling business reason, and any other factors it deems relevant. As a condition to approving or ratifying any related person transaction, the committee or the Board may impose whatever conditions and standards it deems appropriate, including periodic monitoring of ongoing transactions.

The following transaction with a related person was determined to pose no actual conflict of interest and was approved by the committee pursuant to our related person transactions policy:

In January 2010, Nicholas D. Chabraja, the chairman of the Board, entered into a sales agreement with Gulfstream Aerospace Corporation, a subsidiary of General Dynamics, for the purchase of a mid-sized pre-owned aircraft for a price of approximately $8,500,000. The terms and conditions of the sales agreement were negotiated in an arms-length transaction and represent standard terms and conditions for a pre-owned aircraft sale.

Director Independence

Our Board of Directors assesses the independence of our directors and examines the nature and extent of any relationships between General Dynamics and our directors, their families and their affiliates. For a director to be considered independent, the Board must determine that a director does not have any direct or indirect material relationship with General Dynamics. Our Board has established director independence guidelines (the Director Independence Guidelines) as part of the Corporate Governance Guidelines to assist in determining director independence in accordance with the rules of the New York Stock Exchange. The Director Independence Guidelines provide that an “independent director”:

(1)	is not an employee, nor has an immediate family member who is an executive officer, of General Dynamics;

(2)	does not receive, nor has an immediate family member who receives, any direct compensation from General Dynamics, other than director and committee fees;

(3)	does not receive, directly or indirectly, any consulting, advisory or other compensatory fee from General Dynamics, other than director and committee fees;

(4)	is not, nor has an immediate family member who is, employed as an executive officer of another company where any executive officer of General Dynamics serves on that company’s compensation committee;

(5)	is not a current partner of, or employed by, a present or former internal or external auditor of General Dynamics;

(6)	does not have an immediate family member who is a current partner of, or an employee assigned personally to work on General Dynamics’ audit by, a present internal or external auditor of General Dynamics;

(7)	except as otherwise provided in (8) below, is not an executive officer nor an employee, nor has an immediate family member who is an executive officer, of a company that makes payments to, or receives payments from, General Dynamics for property or services in an amount that, in any single fiscal year, exceeds the greater of $1 million or 2 percent of the revenues of that company; and

(8)	is not a director, trustee or executive officer of a charitable organization that, in any single fiscal year, receives contributions from General Dynamics in an amount that exceeds the greater of $1 million or 2 percent of the revenues of that organization.

For purposes of the Director Independence Guidelines, references to General Dynamics include any of our subsidiaries and the term “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares the person’s home.

In March 2010, the Board of Directors determined that James S. Crown, William P. Fricks, George A. Joulwan, Paul G. Kaminski, John M. Keane, Lester L. Lyles, William A. Osborn, J. Christopher Reyes and Robert Walmsley each qualifies as an “independent director” in accordance with the rules of the New York Stock Exchange and the Director Independence Guidelines. In addition, the Board determined that Nicholas D. Chabraja and Jay L. Johnson are not independent directors due to Mr. Chabraja’s recent service as chief executive officer and Mr. Johnson’s current service as president and chief executive officer. To make this determination, the Board reviewed all relationships between General Dynamics and the directors and affirmatively determined that none of the directors who qualifies as independent has a material business, financial or other type of relationship with General Dynamics (other than as a director or shareholder of the company). Specifically, the Board considered the following relationships and found them to be immaterial for the reasons discussed below:

Messrs. Crown, Joulwan, Kaminski, Keane, Lyles, Osborn and Reyes serve as members of the boards of charitable and other non-profit organizations to which General Dynamics has made payments or contributions in the usual course of our business and annual giving programs. All payments or contributions by General Dynamics were below the greater of $1 million or 2 percent of the organizations’ gross revenues.

Messrs. Crown, Joulwan, Kaminski, Keane, Lyles, Osborn, Reyes and Walmsley serve as directors of companies, and Mr. Walmsley serves as a consultant to companies, to which we sell products and services, or from which we purchase products and services, in the ordinary course of business. All payments in connection with the purchase and sale of the products and services by General Dynamics were below the greater of $1 million or 2 percent of the other companies’ consolidated gross revenues.

Board Leadership Structure

Our Board elects a chairman from among the directors. While we have historically combined the roles of chairman and chief executive officer, we combine or separate the roles based on what we believe best serves the needs of the company and its shareholders at any particular time. Mr. Johnson currently serves as the president and chief executive officer, and Mr. Chabraja currently serves as chairman. We believe this structure supported the seamless transition in corporate leadership in 2009.

The Board continues to review and consider whether it is in the best interests of shareholders to separate or combine the roles of chairman and chief executive officer. As part of this review, in February 2010 the Board amended the Corporate Governance Guidelines to establish the position of a lead director. The Board believes that this position will provide additional independent oversight of senior management and board matters in our current structure where the chairman is not an independent director. The selection of a lead director is meant to facilitate, and not to inhibit, communication among the directors or between any of them and the chairman. Accordingly, directors are encouraged to continue to communicate among themselves and directly with the chairman.

The lead director’s authority and responsibilities are as follows:

(1)	acts as chair at board meetings when the chairman is not present, including meetings of the non-management directors;

(2)	has the authority to call meetings of the non-management directors;

(3)	coordinates activities of the non-management directors and serves as a liaison between the chairman and the non-management directors;

(4)	works with the chairman to develop and agree to meeting schedules and agendas, and agree to the nature of the information that will be provided to directors in advance of meetings;

(5)	is available for consultation and communication with significant shareholders, when appropriate; and

(6)	performs such other duties as the Board may determine from time to time.

The lead director will be selected annually by the Board from among the independent directors. The Board intends to select a lead director no later than its Board meeting in May 2010.

Risk Oversight

We believe the Board leadership structure described above supports a risk-management process in which senior management is responsible for our company’s day-to-day risk-management processes and the Board provides oversight of those processes. To fulfill this responsibility, the Board oversees risk management at both the full Board and committee levels.

The full Board reviews and approves annually a corporate policy addressing the delegation of authority and assignment of responsibility to ensure that the responsibilities and authority delegated to senior management are appropriate from an operational and risk-management perspective. In addition, the Board assesses the company’s strategic and operational risks throughout the year, with particular focus on these risks at an annual three-day Board meeting in early February. At this meeting, senior management provides a strategic report on the opportunities and risks in the aerospace and defense markets. Additionally, each business unit president and business group executive vice president presents the unit’s and group’s respective operating plan and strategic initiatives for the year. The Board reviews, adjusts where appropriate, and approves the business unit and business group goals and adopts our company operating plan for the year. These plans and related risks are then monitored throughout the year as part of periodic financial and performance reports given to the Board by the senior vice president and chief financial officer and executive vice presidents of each business group.

In addition, the Audit Committee has responsibility for oversight of the company’s policies and practices concerning risk assessment and risk management. The committee reviews and takes appropriate action with respect to the company’s annual and quarterly financial statements, the internal audit program, the ethics program and disclosures made with respect to the company’s internal controls. To facilitate these risk oversight responsibilities, the committee receives regular briefings from members of senior management on the internal audit plan; Sarbanes-Oxley 404 compliance; significant litigation; ethics program matters; and health, safety and environmental matters. The committee also holds an executive session with the staff vice president, internal audit, and an executive session with the senior partners of the KPMG LLP audit team following each in-person committee meeting.

In addition to the Audit Committee’s role in risk oversight, each of the other Board committees considers risk as it relates to its particular areas of responsibility. The Finance and Benefit Plans Committee oversees the management of the company’s finance policies and the assets of the company’s employee benefit plans. To assess risks in these areas, the committee receives regular briefings from our vice president and treasurer, and senior vice president and chief financial officer, on finance policies and asset performance. The Compensation Committee oversees and administers our incentive and equity compensation programs to ensure that the programs create incentives for strong operational performance and for the long-term benefit of the company and its shareholders. The committee receives regular briefings from the president and chief executive officer and the senior vice president, human resources and administration, on compensation matters. Finally, the Nominating and Corporate Governance Committee oversees risks related to board composition and governance matters and receives regular briefings from the senior vice president, general counsel and secretary.

Board Meetings and Attendance

During 2009, the Board of Directors held eight meetings. This included a three-day meeting in February to review our 2009 operating plan, including the operating plan of each of our business units and business groups. Each of our directors attended at least 85 percent of the meetings of the Board and committees on which they served in 2009. We encourage directors to attend each meeting of shareholders. All of our directors attended the 2009 annual meeting of shareholders.

Executive Sessions of the Board

Our Board holds executive sessions of the non-management directors in conjunction with all regularly scheduled Board meetings. The non-management directors may also meet without management present at other times as desired by any non-management director. In addition, the independent directors meet in executive session at least once a year. Currently, the chairs of the four standing committees rotate as chair of these executive sessions. Once the lead director is selected by the Board, the lead director will serve as chair at these sessions.

Board Committees

The Board of Directors has four standing committees, described below. Currently, all Board committees are composed of independent, non-management directors. Each of these committees has a written charter. Copies of these charters are available on our website at www.generaldynamics.com, under the “Investor Relations – Corporate Governance” captions, or in print upon request.

Committee Members.    Listed below are the members of each of the four standing committees as of March 8, 2010, with the chair appearing first.

Audit	Finance and Benefit Plans	Compensation	Nominating and Corporate Governance
William P. Fricks James S. Crown Lester L. Lyles William A. Osborn Robert Walmsley	Paul G. Kaminski John M. Keane William A. Osborn J. Christopher Reyes	George A. Joulwan James S. Crown William P. Fricks Paul G. Kaminski J. Christopher Reyes	James S. Crown George A. Joulwan John M. Keane Robert Walmsley

Audit Committee.    This committee provides oversight on accounting, financial reporting, internal control, auditing and regulatory compliance activities. It selects and evaluates our independent auditors and evaluates their independence. In addition, this committee reviews our audited financial statements with management and the independent auditors, recommends to the Board whether the audited financial statements should be included in our annual report on Form 10-K and prepares a report to shareholders that is included in our proxy statement. This committee also evaluates the performance, responsibilities, budget and staffing of the internal audit function, as well as the scope of the internal audit plan. This committee held 11 meetings in 2009. The Board of Directors has determined that Mr. Fricks, the chair of the Audit Committee, and Mr. Osborn each qualifies as an “audit committee financial expert” as defined by the SEC.

Finance and Benefit Plans Committee.    This committee provides strategic oversight of management with respect to the finance policies of General Dynamics and the management of the assets of our employee benefit plans (other than multiemployer plans). This committee, formerly named the Benefit Plans and Investment Committee, held three meetings in 2009.

Compensation Committee.    This committee evaluates the performance of the chief executive officer and other officers and reviews and approves their compensation. The processes and procedures for the review and approval of executive compensation are described in the Compensation Discussion and Analysis section of this Proxy Statement. In addition, this committee has responsibility for recommending to the Board the level and form of compensation and benefits for directors. It also administers our incentive compensation plans and reviews and monitors succession plans for the chief executive officer and other officers. This committee held five meetings in 2009.

Consistent with its obligations and responsibilities, the Compensation Committee may form subcommittees of one or more members of the committee and delegate its authority to the subcommittees as it deems appropriate. In addition, the committee has the authority to retain and terminate external advisors in connection with the discharge of its duties. The committee has engaged external advisors from time to time but did not in 2009.

Nominating and Corporate Governance Committee.    This committee evaluates board and management effectiveness; advises the Board on corporate governance matters; monitors developments, trends and best practices in corporate governance; and recommends corporate governance guidelines that comply with legal and regulatory requirements. It also identifies qualified individuals to serve as directors and recommends the director nominees proposed either for election at the annual meeting of shareholders or to fill vacancies and newly created directorships between annual meetings. This committee held four meetings in 2009.

Director Nominations

The Nominating and Corporate Governance Committee considers director nominees from various sources. The committee considers and makes recommendations to the Board concerning the appropriate size and composition of the Board, including the relevant characteristics and experience required of new members. Nominees are chosen with the primary goal of ensuring that the entire Board collectively serves the interests of shareholders based on the attributes, experience, qualifications and skills noted below. In assessing director candidates, the Nominating and Corporate Governance Committee considers the background and professional experience of the candidates in the context of the current Board composition to ensure there is a diverse range of backgrounds, talent, skill and expertise among the directors. Relevant criteria considered by the committee include: business and financial expertise, technical expertise and familiarity with the issues affecting defense and aerospace businesses. The committee also carefully considers any potential conflicts of interest. All nominees must possess good judgment, an inquiring and independent mind, and a reputation for the highest personal and professional ethics, integrity and values. Nominees must be willing to devote sufficient time and effort to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time.

Each year the directors undertake a self-assessment that elicits feedback on the performance and effectiveness of the Board and each committee. As part of this self-assessment, the directors are asked to consider whether, among other things, the current directors possess the appropriate mix of skills, experience and diverse viewpoints to enable the Board to function effectively. The results of the self-assessment are presented to the Nominating and Corporate Governance Committee and the full Board.

The Nominating and Corporate Governance Committee will consider director nominees recommended by shareholders. To recommend a qualified person to serve on the Board of Directors, a shareholder should write to the Corporate Secretary, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042. The written recommendation must contain (1) all information for each director nominee required to be disclosed in a proxy statement by the Securities Exchange Act of 1934, as amended (the Exchange Act); (2) the name and address of the shareholder making the recommendation, and the number of shares owned and the length of ownership; (3) a statement as to whether the director nominee meets the criteria for independence under the rules of the New York Stock Exchange and the Director Independence Guidelines; (4) a description of all arrangements or understandings, and the relationship, between the shareholder and the director nominee, as well as any similar arrangement, understanding or relationship between the director nominee or the shareholder and General Dynamics; and (5) the written consent of each director nominee to serve as a director if elected. The committee will consider and evaluate persons recommended by shareholders in the same manner as it considers and evaluates potential directors identified by the company.

Communications with the Board

Any shareholder or other interested party who has a concern or question about the conduct of General Dynamics may communicate directly with our non-management directors or the full Board. Communications may be confidential or anonymous. Communications should be submitted in writing to the chair of the Nominating and Corporate Governance Committee in care of the Corporate Secretary, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042. The Corporate Secretary will receive and process all written communications and will refer all substantive communications to the chair of the Nominating and Corporate Governance Committee in accordance with guidelines approved by the independent members of the Board. The chair of the Nominating and Corporate Governance Committee will review and, if necessary, investigate and address all such communications and will report the status of these communications to the non-management directors as a group or the full Board on a quarterly basis.

Our employees and other interested parties may also communicate concerns or complaints about our accounting, internal control over financial reporting or auditing matters directly to the Audit Committee. Communications may be confidential or anonymous and can be submitted in writing or reported by telephone. Written communications should be submitted to the chair of the Audit Committee in care of our ethics officer at the address in the preceding paragraph. Our employees can call a toll-free hotline number provided to all employees. The ethics officer will review, investigate and address any concerns or complaints unless the Audit Committee instructs otherwise. The ethics officer will report the status of all concerns and complaints to the Audit Committee. The Audit Committee may also direct that matters be presented to the full Board and may direct special treatment of any concern or complaint addressed to it, including the retention of outside advisors or counsel.

Director Orientation and Continuing Education

The general counsel and the chief financial officer of the company provide an orientation for new directors and periodically provide materials and briefing sessions for all directors on subjects that assist them in discharging their duties. Within six months of election to the Board, each new director receives a series of briefings in person on our operating plans; significant financial, accounting and risk-management matters; and key policies and practices. At this orientation, a new director also receives briefings on the responsibilities, duties and activities of the committees on which the director will serve. Annually, the Board holds a three-day meeting with our senior management to review and approve the operating plan of each of our business units and business groups and the company as a whole. In addition, directors visit our business units regularly. These visits allow the directors to interact with a broader group of our executives and employees and gain a firsthand view of our operations. All directors are also encouraged to attend director continuing education programs sponsored by educational and other institutions.

Director Compensation

We compensate each non-management director for service on the Board of Directors. The Compensation Committee reviews director compensation on an annual basis. In early 2009, at the request of the committee, management reviewed director compensation at peer companies. In support of this review, management engaged Hewitt Associates (Hewitt) to conduct a director compensation survey that included cash retainers, meeting fees, equity compensation and additional director benefits. Hewitt provided director compensation data for two peer groups. The first group consisted of the following companies in the aerospace and defense sector or with substantial aerospace or defense revenues:

The Boeing Company	Northrop Grumman Corporation
Goodrich Corporation	Raytheon Company
Honeywell International Inc.	Rockwell Collins, Inc.
L-3 Communications Holdings, Inc.	Textron Inc.
Lockheed Martin Corporation	United Technologies Corporation

To assist the Compensation Committee in understanding director compensation practices and trends in the broader industrial base, management also requested director compensation data from Hewitt for a larger group of companies comprising the 10 companies listed above and five additional companies. The companies in the larger group were:

3M Company	L-3 Communications Holdings, Inc.
Alcoa Inc.	Lockheed Martin Corporation
The Boeing Company Emerson Electric Co. Goodrich Corporation Honeywell International Inc. Illinois Tool Works Inc. Johnson Controls, Inc.	Northrop Grumman Corporation Raytheon Company Rockwell Collins, Inc. Textron Inc. United Technologies Corporation

In each group, the average sales of the group approximated our sales. The committee benchmarked director compensation against these two peer groups. The Compensation Committee reviewed the survey data provided to management by Hewitt and, based on this review, recommended an increase in the annual retainer. Based upon the recommendation of the committee, the Board approved at its February 2009 meeting an increase in the annual retainer to $65,000. All other elements of director compensation were unchanged.

Director compensation for 2009 included the following:

Annual Retainer	$55,000 (increased to $65,000 beginning February 2009)

Committee Chair Additional Annual Retainer	$10,000

Attendance Fees	$2,500 for each meeting of the Board of Directors; $2,000 for each meeting of any committee; and $2,500 per day for attending strategic or financial planning meetings sponsored by General Dynamics

Annual Equity Award	Approximately $115,000 on the date of award

In early 2010, as part of its annual review of director compensation, the committee requested that management update its director compensation analysis. Management engaged Hewitt to provide survey data for the first peer group listed above and for the broader peer group discussed under “Compensation Discussion and Analysis – Market Data” on page 27 of this Proxy Statement. The committee reviewed the survey data provided by Hewitt and, based on this review, recommended an increase in the annual equity award. Based upon the recommendation of the committee, the Board approved at its February 2010 meeting an increase in the annual equity award to $122,000. All other elements of director compensation are unchanged for 2010.

Non-management directors have the option of receiving all or part of their annual retainers in the form of Common Stock. The annual retainer, additional committee chair retainer (if any) and attendance fees paid to each director during 2009 are reflected in the Fees Earned or Paid in Cash column of the Director Compensation for Fiscal Year 2009 table, irrespective of whether a director took the annual retainer in shares of Common Stock. The annual equity award consists of a restricted stock award valued at approximately one-third of the total equity award and a stock option award valued at approximately two-thirds of the total equity award.

We began compensating Mr. Chabraja for his service on the Board after he retired as chief executive officer on June 30, 2009. At that time, Mr. Chabraja began receiving the compensation listed above as a non-management director. In addition, for his service as non-executive chairman Mr. Chabraja receives an annual retainer of $750,000. In determining Mr. Chabraja’s retainer, the Compensation Committee requested information from management regarding retainer compensation amounts paid to non-executive chairs. Management engaged Hewitt to provide survey data for companies that publicly disclosed compensation amounts for non-executive chairs, which resulted in the following companies:

The AES Corporation

The AllState Corporation

American International Group, Inc.

AmerisourceBergen Corporation

Anheuser-Busch Companies, Inc.

The Bank of New York Mellon Corporation

Bristol-Myers Squibb Company

Cardinal Health, Inc.

CBS Corporation

CHS Inc.

Coca-Cola Enterprises Inc.

Costco Wholesale Corporation

Federal National Mortgage Association

Freeport-McMoran Copper & Gold Inc.

Health Net, Inc.

Humana Inc.

Ingram Micro Inc.

Intel Corporation

L-3 Communications Holdings, Inc.

Loews Corporation

Marathon Oil Corporation

McDonald’s Corporation

Murphy Oil Corporation

ONEOK, Inc.

The Pepsi Bottling Group, Inc.

The Progressive Corporation

Publix Super Markets, Inc.

Rite Aid Corporation

Sun Microsystems, Inc.

The TJX Companies, Inc.

Tech Data Corporation

Texas Instruments Incorporated

Time Warner Inc.

Tyson Foods, Inc.

UnitedHealth Group Incorporated

Viacom Inc.

The Walt Disney Company

Waste Management, Inc.

In light of the travel required by service on the Board, we also provide each director with accidental death and dismemberment insurance coverage. Payments by General Dynamics for director accidental death and dismemberment insurance premiums are reflected in the All Other Compensation column of the Director Compensation for Fiscal Year 2009 table.

Director Stock Ownership Guidelines

The Board of Directors believes that each director should develop a meaningful ownership position in General Dynamics. Therefore, the Board of Directors adopted stock ownership guidelines for non-management directors. Pursuant to these guidelines, each non-management director is expected to own at least 4,000 shares of our Common Stock. Non-management directors are expected to achieve the target ownership threshold within five years of election to the Board. Management directors are subject to the ownership requirements discussed under “Compensation Discussion and Analysis – Stock Ownership Guidelines.”

Director Compensation Table

The table below provides total compensation for the last completed fiscal year for each of General Dynamics’ non-management directors. On June 30, 2009, Mr. Chabraja retired as chief executive officer of the company and began receiving compensation for his services as a director. Pursuant to the rules of the SEC, compensation paid to Mr. Chabraja for his services as a director is shown in the Summary Compensation Table and is not included in the table below. The number of shares of restricted stock and the number of shares subject to options awarded to the directors annually are the same for each director.

Director Compensation for Fiscal Year 2009

Name	Fees Earned or Paid in Cash (a)	Stock Awards (b)	Option Awards (c)	All Other Compensation (d)	Total
James S. Crown	$140,000	$38,486	$76,035	$2,140	$256,661
William P. Fricks	$132,000	$38,486	$76,035	$2,140	$248,661
Charles H. Goodman (e)	$44,167	$38,486	$76,035	$2,368	$161,056
George A. Joulwan	$116,000	$38,486	$76,035	$4,080	$234,601
Paul G. Kaminski	$116,000	$38,486	$76,035	$2,140	$232,661
John M. Keane	$106,000	$38,486	$76,035	$2,140	$222,661
Deborah J. Lucas (f)	$108,999	$38,486	$76,035	$1,642	$225,162
Lester L. Lyles	$113,500	$38,486	$76,035	$2,140	$230,161
Carl E. Mundy, Jr. (e)	$40,167	$38,486	$76,035	$1,408	$156,096
William A. Osborn (g)	$9,917	$—	$—	$182	$10,099
J. Christopher Reyes	$106,000	$38,486	$76,035	$2,140	$222,661
Robert Walmsley	$120,000	$38,486	$76,035	$4,080	$238,601
(a)	Messrs. Crown, Fricks, Kaminski, Keane, Lyles and Reyes elected to receive 100 percent of their annual retainer in Common Stock. As a result, they each received 1,119 shares of Common Stock with a grant date fair value of $62,374. Ms. Lucas elected to receive 100 percent of her annual retainer in Common Stock for a portion of the year and as a result received 352 shares of Common Stock with a grant date fair value of $13,714. Mr. Walmsley elected to receive 50 percent of his annual retainer in Common Stock. As a result, he received 391 shares of Common Stock with a grant date fair value of $21,795.
(b)	The amounts reported in the Stock Awards column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note O to our audited financial statements for the fiscal year ended December 31, 2009, included in our Annual Report on Form 10-K filed with the SEC on February 19, 2010. Restricted stock awards outstanding as of December 31, 2009, for each director were as follows: 2,415 for Messrs. Crown, Fricks, Joulwan, Kaminski, Keane, Lyles and Walmsley; 1,518 for Messrs. Goodman and Mundy; 1,420 for Mr. Reyes; and zero for Ms. Lucas. In accordance with the forfeiture provisions of our equity compensation plan, Messrs. Goodman and Mundy and Ms. Lucas forfeited a portion of outstanding grants at the time of their departure from the Board.
(c)	The amounts reported in the Option Awards column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note O to our audited financial statements for the fiscal year ended December 31, 2009, included in our Annual Report on Form 10-K filed with the SEC on February 19, 2010. Option awards outstanding as of December 31, 2009, for each director were as follows: 26,620 for Messrs. Crown, Fricks, Joulwan, Keane, Lyles and Walmsley; 22,320 for Mr. Kaminski; 21,249 for Messrs. Goodman and Mundy; 17,700 for Mr. Reyes; and 11,870 for Ms. Lucas. In accordance with the forfeiture provisions of our equity compensation plan, Messrs. Goodman and Mundy and Ms. Lucas forfeited a portion of their unvested options at the time of their departure from the Board.
(d)	Amounts listed reflect payments by General Dynamics for accidental death and dismemberment insurance.
(e)	Messrs. Goodman and Mundy retired from the Board effective May 6, 2009.
(f)	Ms. Lucas resigned from the Board effective October 7, 2009.
(g)	Mr. Osborn joined the Board effective December 1, 2009.

Compensation Discussion and Analysis

Our Compensation Philosophy

Our executive compensation program is designed to create incentives both for strong operational performance in the current year and for the long-term benefit of the company, thereby closely aligning the interests of management with the interests of our shareholders. At the executive level, the majority of compensation is equity-based, vests over time and is tied directly to long-term shareholder value. Stringent stock ownership requirements for our executive officers ensure that our management team is incentivized to act in the best interests of our shareholders.

Over the past 10 years, we along with our shareholders have enjoyed strong performance measured by double-digit growth in revenues and earnings and consistent, solid returns. Free cash flow, defined as cash from operating activities less capital expenditures, has exceeded net earnings during this period. We have deployed this cash to make 41 acquisitions totaling approximately $12.4 billion, to repurchase approximately $3.4 billion of our Common Stock and to return approximately $3.4 billion in quarterly dividends. We have increased our annual dividend each year during the period.

Ten-Year Historical Performance

(December 1999 – December 2009)

As the 10-year performance graph on the prior page shows, in the past decade we have generated a total return for shareholders of 204 percent, well in excess of the Standard and Poor’s® 500 Index and the Standard & Poor’s® Aerospace and Defense Index. This graph also illustrates the economic downturn that our company, particularly our Aerospace group, and the broader markets experienced in late 2008 and 2009. During this period, our management team aggressively managed our businesses to preserve profitability, including implementing cost-cutting measures, scaling production and focusing on continuous improvement efforts to drive operational efficiencies. Consistent with our focus on strong operational performance and long-term shareholder value creation, our management also remained focused on growing our business, executing on backlog and efficiently converting earnings into cash.

Our management team remains dedicated to achieving consistently strong financial results and is compensated in ways to ensure a continual focus on creating shareholder value. Approximately 500 employees participate in our executive compensation program, which includes a salary, a performance-based bonus and equity awards, along with company-provided benefits. Salaries are intended to provide executives with a fair and competitive wage. We use independently provided survey data to set salaries that are targeted at the median (50th percentile) for salaries of executives in comparable positions at our peer group companies based on the survey data described below. On average, however, salaries account for less than half of our senior executives’ compensation. The majority of their compensation is performance-based and, therefore, at risk. For our named executive officers, more than 80 percent of their compensation is at risk. For our president and chief executive officer, that number is over 90 percent. Bonuses, when earned, are paid in cash. Equity awards are granted as restricted stock and stock options.

In practice, equity awards provide the greatest risk and possible reward to our executives. The initial value of an equity grant that an executive receives is driven by an assessment of company performance and his or her individual performance in the prior year. The ultimate value of that grant depends in large part on the impact of the company’s future performance on the value of our Common Stock over the long term. This is essential in aligning the interests of management with the interests of shareholders. If the company does well, management and shareholders both benefit. Clearly, the opposite is also true. The recent volatile economic conditions and the resulting market downturn have caused the value of our executives’ stock holdings and equity awards to be significantly reduced or, in the case of certain option awards, reduced to zero. Because of our focus on aligning the interests of management with those of our shareholders, as a matter of principle we do not consider the value of past equity grants when determining current compensation. Our responsibility in setting compensation is to ensure that the expected value of the equity grants, at the time they are received, is reasonable under the then-current circumstances.

We believe that achieving excellent results starts by setting strong goals. Every year, senior management establishes business unit and business group operating goals and an operating plan for the company as a whole. Our Board of Directors reviews, adjusts where appropriate, and approves the business unit and business group goals and adopts our operating plan for the year. The Board reviews and monitors our performance throughout the year as compared to the plan. Our responsibility in setting the operating plan goals is to ensure that they are aggressive, achievable in light of current market conditions, incentivize value creation and ultimately contribute to the creation of shareholder value.

The Annual Compensation Process.    Setting compensation for our executives is a 16-month process that begins in the fall of each year when senior management establishes company operating goals for the coming year. The business unit presidents develop business plans and present the plans to the president and chief executive officer in November. He, in consultation with the chief financial officer and the executive vice presidents, establishes the business unit and business group operating goals and the company operating plan for the coming year based on those business unit plans. At a three-day Board meeting in early February, the business unit presidents and the business group executive vice presidents present their plans to the Board of Directors. The Board then reviews, adjusts where appropriate, and approves the business unit and business group operating goals and adopts our company operating plan for the year. Throughout the year, the Board reviews and monitors company performance as compared to the operating plan through a series of financial and operating reports given by the senior vice president and chief financial officer, and executive vice presidents.

A review of the year’s performance begins the following January. At that time, the president and chief executive officer, the senior vice president and chief financial officer, and the executive vice presidents assess the performance of business units, business groups and the company compared with the operating plan goals adopted the year before. The president and chief executive officer presents the results of that assessment to the Board of Directors at the three-day Board meeting in early February. Following this review, the president and chief executive officer, after consultation with senior management in the Human Resources department, presents an initial proposal on compensation to the Compensation Committee for analysis and comment. As part of this initial proposal, the president and chief executive officer provides the committee with a performance assessment of each officer (other than himself) and makes specific recommendations to the committee regarding each officer’s compensation. Finally, the Compensation Committee convenes in early March to review and approve final executive compensation proposals. At this meeting the president and chief executive officer offers further analysis of executive compensation recommendations as requested by the committee. The Compensation Committee reviews and approves compensation for the president and chief executive officer in executive session at the March meeting.

The Compensation Committee, president and chief executive officer, and senior management are entrusted to exercise judgment in making the compensation recommendations and decisions described above. Although we use survey data to target each element of cash compensation and total equity compensation, the compensation determinations are not formulaic and involve the exercise of discretion by senior management and the Compensation Committee. We believe the adoption of a specific performance formula could inadvertently encourage undesirable behavior (e.g., favoring particular financial measures to the exclusion of other important objectives and values). To this end, we do not have targeted payout amounts, and the company, business group and individual performance categories for named executive officers are not assigned specific weights. We believe the use of discretion results in reasonable and rational compensation decisions, allowing us to set aggressive goals while not encouraging excessive risk-taking that could be detrimental to our shareholders.

Components of Our Compensation Program

Our executive compensation program has two parts: direct compensation and benefits. Direct compensation consists of a base salary, a bonus and equity awards. Company-sponsored benefits include insurance plans, retirement plans and perquisites.

Direct Compensation

Salary.    We pay executives an annual salary in cash targeted at the median (50th percentile) for salaries of executives in comparable positions at our peer group companies based on the survey data described below. Salaries are reviewed annually, and increases, when they occur, are market driven. In simplest terms, we seek to pay an executive salary that is “middle of the road” in competitiveness. We do this deliberately. We believe that high-performance organizations make an effort to pay salaries at no more than market and therefore create a performance-based culture around bonus and equity incentives to encourage the achievement of aggressive goals.

Bonus.    We award executives bonuses based on the prior year’s performance of the company, their individual performance, and, where applicable, that of their business group. The bonus is designed to place at risk a significant portion of an executive’s annual cash compensation. He or she has upside potential if the company, or the business group where applicable, performs well against the operating plan, and downside potential if performance does not meet expectations. When combined with base salaries, cash bonuses generally bring total executive cash compensation between the 50th and 75th percentiles of cash compensation for executives in comparable positions at our peer group companies based on the survey data described below.

Equity Awards.    We believe that equity awards are an effective tool for aligning long-term executive performance with value creation. Accordingly, most of the potential value of our executives’ annual compensation is in the form of equity. In addition, we require officers to retain Common Stock until they own outright shares with a market value ranging from eight to 15 times their base salary depending on the officer’s position. Once an officer attains his or her required ownership level, the officer must maintain that ownership level until he or she no longer serves as an officer. As a result, over time our officers become shareholders with considerable personal financial interest in the health and performance of our company.

We determine the amount of equity awards using a multiple of the executive’s total cash compensation. Therefore, the ultimate value of the equity award is driven in part by prior-year performance and in part by the executive’s ability to create value going forward. As a reasonableness test, we base the multiples on surveys of the ratio of long-term incentives to cash compensation that our peer group companies award to their executives in similar positions. The ratio of long-term incentives to cash compensation for our executives is generally between the 50th and 75th percentiles of the survey data.

Equity awards consist of awards of restricted stock and stock options. The allocation in recent years has been approximately one-third in restricted stock and two-thirds in stock options. We believe this allocation is conducive to creating a healthy risk and reward profile for our executives. Stock options are more sensitive to fluctuations in the stock market as well as our performance during the life of the options. As explained in greater detail below, our outstanding options expire five years after the date of grant. We balance the risk inherent in options against the relative level of stability implicit in restricted stock to motivate our executives to achieve operating goals that are aggressive, but achievable.

As a matter of practice, we grant restricted stock awards and stock options based on the “fair market value” of our Common Stock on the first Wednesday of March each year. For new hires or promotions, restricted stock awards and stock options are granted at fair market value on the later of the effective date of the event or the date the award is approved by the Compensation Committee. We define fair market value of our Common Stock as the average of the high and low stock price on the date of the equity grant.

Restricted Stock.    A grant of restricted stock is an award of shares of Common Stock that is released approximately four years after the grant date. Restricted stock awards are designed to attract and retain executives by providing them with some of the benefits associated with stock ownership during the restriction period, while incentivizing them to remain with General Dynamics. During the restriction period, recipients may not sell, transfer, pledge, assign or otherwise convey their restricted shares. Recipients are eligible, however, to vote their shares and to receive dividend payments and other distributions on our Common Stock. Executives who voluntarily resign or are terminated for cause prior to the end of the restriction period forfeit their restricted stock unless otherwise determined by the Compensation Committee. Finally, no one participant may be granted an award of more than 200,000 shares of restricted stock in any calendar year. In practice, the number of shares of restricted stock granted to the named executive officers is well below this share limit.

Stock Options.    Stock options give an executive the right to buy a share of our Common Stock in the future at a predetermined “exercise price,” which is established as the average of the high and low sales price of our Common Stock on the date of grant. We value stock options using the Black-Scholes formula. The formula is based on a set of key variables and assumptions and is an accepted model for valuing stock options under Financial Accounting Standards Board ASC Topic 718 (formerly FAS 123(R)). Stock options vest over two years: 50 percent of the grant is exercisable in one year; the remainder is exercisable the following year. All outstanding options expire five years after the grant date. No one recipient may be granted an award of options to purchase more than 1,000,000 shares of Common Stock in any calendar year. In practice, the number of shares underlying stock option awards granted to the named executive officers is well below this share limit. As with restricted stock grants, executives who voluntarily resign or are terminated for cause immediately forfeit all options that have not vested unless otherwise determined by the Compensation Committee. Our equity compensation plan prohibits the repricing of stock options without the approval of shareholders.

Stock Ownership Guidelines.    Our stock ownership and retention guidelines preclude corporate officers from selling shares of Common Stock until they own outright shares with a market value ranging from eight to 15 times their base salary. The chief executive officer must retain outright ownership worth 15 times his base salary. Our executive vice presidents and senior vice presidents must retain outright ownership worth 10 times their respective base salaries. Vice presidents must retain outright ownership worth eight times their respective base salaries. Once an officer attains his or her required ownership level, the officer must maintain that ownership level until he or she no longer serves as an officer. We believe our stock ownership and retention guidelines strongly align the interests of management with the interests of shareholders because, over time, executives become shareholders with a considerable investment in General Dynamics. Our stock ownership and retention guidelines are reviewed annually by the Compensation Committee.

Market Data.    To assist the Compensation Committee in its determinations, we utilize survey data provided by Hewitt. Through the use of regression analysis using the scope and responsibilities of the position and company revenue, the Hewitt data provides a median salary (the 50th percentile) and the 50th to 75th percentiles for total cash compensation for comparable positions at the peer group companies. Hewitt also provides survey data for the 50th to 75th percentiles for ratios of long-term incentives to cash compensation for comparable positions at the peer group companies.

For the March 2010 compensation determinations, we obtained data about compensation levels at companies within two peer groups. These peer groups were used to benchmark the compensation for our named executive officers. The 2009 revenues of General Dynamics approximated both the median and mean revenues of both peer groups. In selecting the companies that comprise these peer groups, we considered the size, revenues, industry group, organizational structure and compensation practices of each peer company.

The core peer group consisted of companies in the aerospace and defense sector or companies that have substantial aerospace or defense revenues. We selected companies with whom we compete for business opportunities and executive talent. The companies in the core peer group were:

The Boeing Company	Northrop Grumman Corporation
Goodrich Corporation	Raytheon Company
Honeywell International Inc.	Rockwell Collins, Inc.
L-3 Communications Holdings, Inc.	Textron Inc.
Lockheed Martin Corporation	United Technologies Corporation

The broader peer group consisted of the companies in the core peer group plus 13 additional companies from other industries to provide a broader view of compensation for executives. These additional companies have similar complexity of operations and organizational structure to General Dynamics. The companies in the broader peer group were:

3M Company

The Boeing Company

Caterpillar, Inc.

Deere & Company

The Dow Chemical Company

Emerson Electric Co.

Goodrich Corporation

Honeywell International Inc.

Illinois Tool Works Inc.

International Business Machines Corp.

International Paper Company

ITT Corporation

Johnson Controls, Inc.

L-3 Communications Holdings, Inc.

Lockheed Martin Corporation

Northrop Grumman Corporation

Oshkosh Corporation

Raytheon Company

Rockwell Collins, Inc.

SAIC, Inc.

Textron Inc.

Tyco International Ltd.

United Technologies Corporation

Company-Provided Benefits

General Dynamics-provided benefits are an important tool used to attract and retain outstanding employees throughout the company. Benefit packages are not, however, standard across General Dynamics. Instead, our business units and corporate headquarters tailor their individual offerings based on their competitive marketplace. As a business matter, we weigh the benefits we need to offer to attract and retain talented employees against the benefits we can afford to pay and remain competitive. Benefit levels are reviewed periodically to ensure they are cost-effective and competitive, and support the overall needs of our employees.

This section describes the benefits that we provide to key executives and notes those instances when benefits for the named executive officers differ from the general plan. In some instances, we also describe the programs we offer across the company as context to specific discussions about executive benefits. Prior to their retirements, we also had employment or retirement agreements with two of our named executive officers that affect their retirement benefits. The material terms of these agreements are described beginning on page 43 in the narrative discussion following the Pension Benefits for Fiscal Year 2009 table.

Benefits for Active Employees.    We make available medical, dental, life insurance and disability coverage to eligible, full-time U.S.-based employees, including all the named executive officers. Employees can select the level of coverage appropriate for their circumstances.

We provide, at no cost to the employee, group life insurance coverage worth one times base salary and 50 percent long-term disability coverage to the majority of U.S.-based employees. For our named executive officers, we also provide at no cost to the officers additional life insurance coverage worth a total of two times their base salary.

Retiree Benefits.    Retiree benefits vary significantly across our U.S.-based business units and may include retiree medical and dental coverage. Eligible employees at our headquarters, including the named executive officers, can elect, at their own expense, to continue COBRA-eligible benefits through General Dynamics until they reach age 65. There is no retiree medical or dental benefit available to employees at our headquarters after they have reached age 65.

Eligible key executives throughout the company can purchase group term life insurance prior to retiring. For executives who retire prior to age 65, we pay for insurance coverage equal to one-half the executive’s base salary until the executive reaches age 65. Upon the retiree’s reaching age 65, or for executives retiring at or after age 65, we pay for insurance coverage up to two times an executive’s base salary. This coverage is ratably reduced over a five-year period following the executive’s retirement, or beginning at age 65 for early retirees, subject to a maximum coverage level of 25 percent of the coverage in effect at the time of retirement.

Company-sponsored Retirement Plans.    We provide a number of defined-benefit and defined-contribution retirement plans to our employees, including the named executive officers, through a combination of qualified and non-qualified plans.

Below are descriptions of the retirement plans that cover employees at our headquarters, including the named executive officers. Mr. DeMuro participates in a legacy retirement plan that is described on page 43 in the narrative discussion following the Pension Benefits for Fiscal Year 2009 table.

Defined-Benefit Retirement Plan.    We sponsor the General Dynamics Salaried Retirement Plan, which is a funded, tax-qualified, noncontributory defined-benefit pension plan. The Salaried Retirement Plan was amended effective January 1, 2007, to exclude any employee initially hired after that date. The benefit formula under the Salaried Retirement Plan for employees hired before December 31, 2006, is 1.0 percent times a participant’s highest final average pay multiplied by years of service earned on and after January 1, 2007, plus 1.3333 percent times a participant’s highest final average pay multiplied by years of service earned prior to January 1, 2007. There is no limit on the number of years of service under this formula, and the benefit is payable as a life annuity. A participant’s base salary and cash bonus are used to calculate retirement benefits. We make contributions to the Salaried Retirement Plan through payments into a trust fund from which the benefits are paid.

Supplemental Retirement Plan.    The amount of cash compensation used to calculate pension benefits for participants in the Salaried Retirement Plan is limited by the Internal Revenue Code ($245,000 in both 2009 and 2010). To provide a benefit calculated on compensation in excess of this compensation limit, we provide eligible executives coverage under the General Dynamics Corporation Supplemental Retirement Plan. Benefits under the Supplemental Retirement Plan are general unsecured obligations of General Dynamics.

Savings and Stock Investment (401(k)) Plan.    All our named executive officers participate in the General Dynamics Corporation Savings and Stock Investment Plan – Plan 4.5 (the SSIP), a tax-qualified defined-contribution retirement plan. All participants are eligible to make before-tax contributions and receive company matching contributions under the SSIP. During 2009, the SSIP provided for a company-matching contribution of (1) 100 percent on before-tax contributions up to the first 3 percent of a participant’s eligible pay and (2) 50 percent on before-tax contributions on the next 3 percent of a participant’s eligible pay. Our matching contributions during 2009 for the named executive officers are included in footnote (d) to the All Other Compensation column of the Summary Compensation Table on page 35 of this Proxy Statement.

Supplemental Savings and Stock Investment Plan.    We provide a Supplemental Savings and Stock Investment Plan (the Supplemental SSIP) to key employees, including all the named executive officers. The purpose of the Supplemental SSIP is to allow key executives to defer salary and receive matching contributions on compensation in excess of the $245,000 compensation limit imposed by the Internal Revenue Service on earnings used to calculate 401(k) contributions. Our matching contributions during 2009 for the named executive officers are included in footnote (d) to the All Other Compensation column of the Summary Compensation Table on page 35 of this Proxy Statement.

Perquisites.    We provide perquisites to key executive officers, including the named executive officers, as a recruiting and retention tool. We also provide perquisites to ensure the security and accessibility of our executives and to facilitate the transaction of business. We believe that our perquisites are appropriate. As a reasonableness test, we compare these perquisites to generally accepted corporate practices. In April 2009, the Compensation Committee adopted a policy, effective January 1, 2010, that executive officers will no longer be reimbursed by the company for personal taxes owed by them resulting from their receipt of perquisites.

The perquisites provided to our named executive officers in 2009 were: club memberships; financial planning and tax preparation services; physical exams; home security systems; personal liability and supplemental accidental death and dismemberment insurance; relocation expenses; and the personal use of automobiles owned or leased by the company. In addition, personal use of our aircraft was provided to our chief executive officer as required by the Board to help ensure security and accessibility.

We have provided additional information on perquisites in footnote (d) to the All Other Compensation column of the Summary Compensation Table on page 35 of this Proxy Statement.

Change in Control Agreements, Employment Agreements and Retirement Agreements

We have change in control agreements, also known as severance protection agreements, with key executives throughout the company, including each of the named executive officers currently employed by the company. We believe that these agreements are an important tool for recruiting and retaining highly qualified executives who could have other job alternatives that may appear to the executive to be less risky absent these agreements. The agreements are structured to protect the interests of shareholders by including a “double trigger” mechanism that is activated only when:

(1)	a change of control is consummated, and
(2)	the executive’s employment is terminated by the company without cause or by the executive for good reason within 24 months following the change in control.

A “change in control” is defined to include specified stock acquisition, merger or disposition transactions involving General Dynamics. Appropriate payment and benefit levels under the change in control agreements were established in the early 1990s and have been evaluated and reviewed over the years both internally and by outside advisors. These reviews support our view that the agreements are consistent with market practice. In April 2009, the Compensation Committee took action to revise our form of severance protection agreement to be entered into with future executive officers to remove the provision providing for reimbursement of excise taxes that may become due upon a change in control.

Prior to his retirement, we had an employment agreement with Mr. Chabraja, our chairman and former chief executive officer, that provided for payments and retirement benefits upon termination of his employment. The payment and benefit levels established in the agreement were intended to extend Mr. Chabraja’s tenure as chairman and chief executive officer through June 30, 2009, by providing him with a competitive package of payments and benefits. The retirement benefits provided for in the agreement and paid upon his retirement are described in the narrative following the Pension Benefits for Fiscal Year 2009 table on page 43 of this Proxy Statement.

Prior to his retirement, we had a retirement benefit agreement with David A. Savner, our former senior vice president and general counsel, that provided for additional retirement benefits. The retirement benefits provided for in the agreement and paid upon his retirement are described in the narrative following the Pension Benefits for Fiscal Year 2009 table on page 44 of this Proxy Statement.

Payments and benefits provided to our named executive officers pursuant to the change in control agreements and individual agreements, where applicable, are described in the Potential Payments upon Termination or Change in Control section beginning on page 46 of this Proxy Statement.

Analysis of 2009 Compensation for the Named Executive Officers

This section provides an analysis of the specific compensation that we paid to our named executive officers for 2009 based on the compensation philosophy articulated earlier in this Compensation Discussion and Analysis.

2009 Base Salaries

The Compensation Committee reviews salaries annually in February and March for the upcoming year. Salary increases, when they occur, are market driven. For 2009, the Compensation Committee approved the following salaries for the named executive officers: Mr. Chabraja – $1,400,000; Mr. Johnson – $860,000 (which increased to $1,400,000 in July 2009 upon Mr. Johnson becoming chief executive officer); Mr. Redd – $745,000; Mr. Hall – $645,000; Mr. DeMuro – $655,000; and Mr. Savner – $625,000. Except as described above for Mr. Johnson, these salaries were effective on March 23, 2009. Since the Summary Compensation Table on page 35 reflects total salaries paid in 2009, the salary data in the table includes the salaries paid for the first three months of 2009 – at the 2008 salary level – and the remaining nine months paid at the 2009 level. The salaries paid to Mr. Chabraja and Mr. Johnson in their respective positions as chief executive officer during 2009 were below the 50th percentile of the competitive market based on the survey data. The 2009 salaries for our other named executive officers were at the 50th percentile of the market.

2009 Bonuses and 2010 Equity Awards

The majority of our executive compensation is performance-based. Bonuses are paid based on the performance of the company, individual performance of the executive and, where applicable, that of their business group. Equity awards are determined based on a multiple of the named executive officer’s total cash compensation.

For 2009 compensation decisions, senior management and the Compensation Committee considered the results for the company and each of the business groups, as applicable, compared against certain operating plan goals for 2009. In addition, the committee considered the leadership and management skills of each of our executives during 2009, including the named executive officers. In reviewing 2009 performance, the committee took into account the effect of the unexpected deterioration in the global economic environment in late 2008 and early 2009 and the significant direct negative impact this had on the business-aviation market and the resulting impact on the company as a whole. The committee recognized management’s efforts to aggressively manage our businesses to preserve profitability and shareholder value, including implementing cost-cutting measures, scaling production and focusing on continuous improvement efforts to drive operational efficiencies. The committee also considered the outstanding performance across our defense businesses that offset a difficult business-aviation market experienced by our Aerospace group. These considerations are consistent with our belief that the use of discretion and judgment in setting compensation must be a part of any effective compensation program.

For Mr. Johnson and Mr. Redd, who have responsibility for company-wide performance, the Compensation Committee’s operating performance review focused on earnings from continuing operations, free cash flow from operations, return on invested capital and earnings per share at the company level. In the context of the economic downturn referenced above, the committee considered that for 2009: the company’s earnings from continuing operations of $2.407 billion were slightly below the plan goal of $2.583 billion; free cash flow from operations of $2.470 billion exceeded the plan goal of $2.253 billion; return on invested capital of 17.8 percent was slightly below the plan goal of 19.3 percent; and earnings per share of $6.20 was below the plan goal of $6.61. Return on invested capital is defined as net operating profit after taxes divided by the average debt and equity for the period. Net operating profit after taxes is defined as earnings from continuing operations plus after-tax interest and amortization expense. For Mr. Johnson, the committee considered his exceptional performance in executing a seamless transition of corporate leadership. The committee also recognized Mr. Johnson’s strong management of the company in a difficult economic environment and his focus on preserving profitability, maintaining strong operational performance, efficiently converting earnings into cash and creating long-term shareholder value. For Mr. Redd, the committee recognized his leadership in managing our financial risk profile and the guidance he provided to the company through his management and oversight of our finance organization in difficult economic conditions and challenging credit markets. The committee also noted the efficient management of the company’s short- and long-term borrowings by Mr. Redd’s finance organization.

For Mr. Hall and Mr. DeMuro, the Compensation Committee reviewed the operating performance of their business groups and focused on earnings before interest and taxes (EBIT) and business group cash flow. The committee considered that for 2009: (a) the Combat Systems group’s EBIT of $1.271 billion exceeded the plan goal of $1.230 billion; and business group cash flow of $1.005 billion exceeded the plan goal of $812 million; and (b) the Information Systems and Technology group’s EBIT of $1.152 billion exceeded the plan goal of $1.110 billion; and business group cash flow of $971 million exceeded the plan goal of $752 million. Additionally, for Mr. Hall and Mr. DeMuro, the committee recognized (1) the leadership provided by both executives in managing their business groups, (2) their focus on continuous improvement efforts to drive process improvement and operational efficiencies, (3) their emphasis on disciplined program management and executing on backlog, and (4) their ability to obtain excellent results while managing continuing growth in a challenging economic environment.

As previously agreed, Mr. Chabraja did not receive an equity award for his service in 2009 as chief executive officer of the company. Additionally, pursuant to agreements with the company described on pages 43 and 44 of this Proxy Statement, Mr. Chabraja and Mr. Savner each received a 2009 bonus award equal to the bonus award they received in 2008. These bonus payments brought total cash compensation for these individuals above the 75th percentiles of the competitive market based on the survey data. For Mr. Hall, his total cash compensation was slightly above the 75th percentile. The bonus award for each of the other named executive officers brought total cash compensation between the 50th and 75th percentiles of the competitive market based on the survey data. Bonus awards are reflected in the Bonus column of the Summary Compensation Table. For each named executive officer receiving an equity award, the ratio of long-term incentives to cash compensation used to determine the executive’s equity-award multiple was between the 50th and 75th percentiles of the competitive market based on the survey data. The number of options and shares of restricted stock awarded to each named executive officer in 2009 is reflected in the Grants of Plan-Based Awards in Fiscal Year 2009 table.

The following graph depicts the 2009 compensation paid to the named executive officers (other than Messrs. Chabraja and Savner who have retired from the company) by type of compensation as a percentage of the executive’s direct compensation. The graph demonstrates the compensation philosophy described in this Compensation Discussion and Analysis section under which the majority of our executives’ compensation is at risk in the form of performance-based bonuses and equity awards.

*	Restricted stock awards and stock option awards reflect the grant date fair value computed in accordance with Financial Accounting Standards Board Topic 718 as reported in the Summary Compensation Table.

Executive Compensation

Summary Compensation

The Summary Compensation Table is formatted in accordance with Item 402(c) of Regulation S-K and shows base salary, cash bonus, equity awards – both restricted stock and stock options – and all other compensation, which includes among other things the value of perquisites, 401(k) contributions and tax reimbursements (see footnote (d) to the Summary Compensation Table for a complete listing of categories included in All Other Compensation). The table also includes a column titled Change in Pension Value and Nonqualified Deferred Compensation Earnings. For our named executive officers, this includes only the change in pension value (see footnote (c)), which is an actuarial estimate of the present value of the future cost of pension benefits. The value does not reflect a current cash cost to General Dynamics or, necessarily, the pension benefit that an executive would receive, since that is determined by a number of factors, including length of service, age at retirement and longevity.

As we discussed in greater detail in the Compensation Discussion and Analysis section, our executive compensation program has two components: direct compensation and benefits. Direct compensation includes base salary, bonus and equity awards. Salary increases, when they occur, are market driven and can result in salaries up to the median (50th percentile) of the survey data based on the executive’s experience. The bonus is designed to place at risk a significant portion of an executive’s annual cash compensation. Total cash compensation (base salary and bonus) is targeted between the 50th and 75th percentiles of the survey data. Long-term equity compensation is determined based on a multiple of the executive’s total cash compensation. Therefore, the ultimate value of the long-term equity compensation is driven in part by prior-year performance and in part by the executive’s ability to create value going forward.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (a)	Stock Awards (b)		Option Awards (b)		Change in Pension Value and Nonqualified Deferred Compensation Earnings (c)	All Other Compensation (d)		Total

Jay L. Johnson President and Chief Executive Officer (e)	2009	$1,126,250	$2,510,000		$2,906,525		$5,812,910	$—	$424,111		$12,779,796

Nicholas D. Chabraja Chairman and former Chief Executive Officer (g)	2009 2008 2007	$700,000 1,375,000 1,300,000	$4,500,000 4,500,000 3,500,000	$	— 3,756,556 3,448,645	$	— 7,512,980 6,900,825	$3,875,739 3,762,388 2,920,083	$12,946,400 404,603 414,788	(f)	$22,022,139 21,311,527 18,484,341

L. Hugh Redd Senior Vice President and Chief Financial Officer	2009 2008 2007	$721,250 618,750 496,250	$950,000 1,000,000 750,000		$784,962 629,956 437,560		$1,570,020 1,259,529 877,185	$511,450 345,138 23,107	$190,284 83,124 98,706		$4,727,966 3,936,497 2,682,808

Charles M. Hall Executive Vice President, Combat Systems	2009 2008 2007	$632,500 581,250 532,500	$950,000 1,030,000 900,000		$837,480 748,331 618,988		$1,674,825 1,496,200 1,240,785	$779,785 661,844 —	$68,087 73,683 56,057		$4,942,677 4,591,308 3,348,330

Gerard J. DeMuro Executive Vice President, Information Systems and Technology	2009 2008 2007	$643,750 602,500 572,500	$950,000 1,045,000 900,000		$849,908 754,954 653,291		$1,699,485 1,509,574 1,305,930	$224,805 134,321 —	$79,254 92,967 78,401		$4,447,202 4,139,316 3,510,122

David A. Savner Former Senior Vice President, General Counsel and Secretary	2009 2008 2007	$602,500 526,250 500,000	$975,000 975,000 715,000		$720,016 561,248 522,938		$1,439,870 1,123,458 1,046,865	$292,923 487,500 —	$96,837 100,728 86,928		$4,127,146 3,774,184 2,871,731
(a)	Bonus payments are reported for the fiscal year in which the related services were rendered, although the actual awards were made in the succeeding year.
(b)	The amounts reported in the Stock Awards column and the Option Awards column reflect aggregate grant date fair value computed in accordance with Financial Accounting Standards Board ASC Topic 718. These amounts reflect our calculation of the value of these awards at the grant date and do not necessarily correspond to the actual value that may ultimately be recognized by the named executive officer. For 2009, assumptions used in the calculation of these amounts are included in Note O to our audited financial statements for the fiscal year ended December 31, 2009, included in our Annual Report on Form 10-K filed with the SEC on February 19, 2010. For 2008, assumptions used in the calculation of these amounts are included in Note P to our audited financial statements for the fiscal year ended December 31, 2008, included in our Annual Report on Form 10-K filed with the SEC on February 20, 2009. For 2007, assumptions used in the calculation of these amounts are included in Note P to our audited financial statements for the fiscal year ended December 31, 2007, included in our Annual Report on Form 10-K filed with the SEC on February 22, 2008.
(c)	The values listed in this column represent the change in the present value of accumulated benefits from December 31 of the prior year to December 31 of the respective year calculated for all the pension plans in which the executive participates. The values are an actuarial estimate of the present value of the future cost of pension benefits for each of the named executive officers and do not reflect a current cash cost to the company or, necessarily, the pension benefit that an executive would receive. For Mr. Hall, Mr. DeMuro, and Mr. Savner, negative changes in pension value were excluded from this column for 2007 in the amount of $(110,092), $(228,126) and $(235,891), respectively. Mr. Johnson does not participate in any of the company’s pension plans.
(d)

All Other Compensation includes the following items: (1) amounts reimbursed for the payment of taxes; (2) amounts contributed by General Dynamics under the SSIP and allocations to the Supplemental SSIP; (3) payments for term life insurance; and (4) noncash items provided to executive officers. Amounts reimbursed for the payment of taxes for 2009 were as follows: Mr. Johnson – $4,617; Mr. Chabraja – $32,793; Mr. Redd – $5,715; Mr. Hall – $6,401; Mr. DeMuro – $8,541; and Mr. Savner – $5,259. Amounts contributed by General Dynamics to the SSIP and allocations by General Dynamics to the Supplemental SSIP for 2009 were as follows: Mr. Johnson – $38,025; Mr. Chabraja – $41,011; Mr. Redd – $29,250; Mr. Hall – $26,775; Mr. DeMuro – $27,450; and Mr. Savner – $24,075. Payments for term life insurance for 2009 were as follows: Mr. Johnson – $15,071; Mr. Chabraja – $13,415; Mr. Redd – $4,389; Mr. Hall – $5,260; Mr. DeMuro – $3,918; and Mr. Savner – $8,062. Noncash items (perquisites) provided to named executive officers in 2009, which for each named executive officer is in the aggregate equal to or greater than $10,000, were as follows: club memberships; financial planning and tax preparation services; physical exams; home security systems; personal liability and supplemental accidental death and dismemberment insurance; relocation expenses; personal use of automobiles owned or leased by General Dynamics; and, solely for Mr. Chabraja during his time as chief executive officer and for Mr. Johnson in his position as chief executive officer, personal use of company aircraft. Perquisites that exceeded the greater of $25,000 or 10 percent of the total amount of perquisites were as follows: Mr. Johnson – $96,500 relates to club memberships, $25,066 relates to home security systems, and

$125,160 relates to relocation expenses; Mr. Redd – $102,804 relates to relocation expenses; and Mr. Savner – $28,119 relates to the use of company-owned automobiles. The aggregate incremental cost to General Dynamics for Mr. Chabraja’s and Mr. Johnson’s personal travel aboard aircraft owned by the company (products of subsidiary Gulfstream Aerospace Corporation), as required by the Board to help ensure Mr. Chabraja’s and Mr. Johnson’s security and accessibility, was $168,118 for Mr. Chabraja and $89,927 for Mr. Johnson. The aggregate incremental cost to General Dynamics of personal use of aircraft owned by the company is calculated based on the following variable operating costs to the company: fuel costs, trip-related maintenance expenses, landing fees, trip-related hangar and parking fees, on-board catering expenses and crew expenses. No additional direct operating cost is incurred if a family member accompanies an executive on a flight. The aggregate incremental cost to the company of relocation expenses for Messrs. Johnson and Redd represents mortgage differential payments. The aggregate incremental cost to the company of personal use of company-owned automobiles represents a portion of the lease and maintenance costs for the automobiles and salary costs for drivers.

(e)	Mr. Johnson served as vice chairman until July 1, 2009, at which time he became president and chief executive officer.
(f)	In accordance with SEC rules, “All Other Compensation” for Mr. Chabraja includes a $3 million donation that the company made directly to Northwestern University in recognition of Mr. Chabraja’s 12 years of leadership as the company’s chairman and chief executive officer. No direct payment was made to Mr. Chabraja in connection with this donation and there is no income to him.
(g)	Mr. Chabraja retired as chief executive officer on June 30, 2009. In July 2009, Mr. Chabraja was paid a one-time lump sum in the amount of $8,944,194 in lieu of future corporate aircraft usage, reimbursement for office support and administrative support, reimbursement for moving expenses and applicable tax gross-up to which he was entitled under his amended and restated employment agreement dated June 7, 2007. For his services as a chairman of the Board following his retirement as an executive officer, Mr. Chabraja received the following: (1) Fees earned or paid in cash – $419,000; (2) Stock Awards – $94,416; (3) Option Awards – $189,214; (4) All Other Compensation – $0. The total of these amounts was $702,630 and is included in the All Other Compensation column of the Summary Compensation Table. The amounts reported as Stock Awards and Option Awards in this column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board ASC Topic 718.

2009 Equity-Based Awards

General Dynamics’ long-term compensation for senior executives, including the named executive officers, consists of equity awards in the form of restricted stock and stock options. The following table provides information on the equity awards in 2009 for the named executive officers. The table includes the grant date of each equity award, the number of shares of restricted stock, the number of stock options, the exercise price of the stock options, the closing price of our Common Stock on the date of grant and the grant date fair value of restricted stock and stock option awards. As discussed in the Compensation Discussion and Analysis section, we use the average of the high and low stock price of our Common Stock on the date of the grant, not the closing price, to value the restricted stock and set the exercise price for stock options.

Grants of Plan-Based Awards in Fiscal Year 2009

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (a)	Closing Price on Date of Grant	Grant Date Fair Value of Stock and Option Awards
Jay L. Johnson	3/4/2009	72,500	—	—	—	$2,906,525
	3/4/2009	—	848,600	$40.09	$40.22	5,812,910

Nicholas D. Chabraja	8/5/2009	1,680	—	—	—	$94,416
	8/5/2009	—	17,800	$56.20	$56.26	189,214

L. Hugh Redd	3/4/2009	19,580	—	—	—	$748,962
	3/4/2009	—	229,200	$40.09	$40.22	1,570,020

Charles M. Hall	3/4/2009	20,890	—	—	—	$837,480
	3/4/2009	—	244,500	$40.09	$40.22	1,674,825

Gerard J. DeMuro	3/4/2009	21,200	—	—	—	$849,908
	3/4/2009	—	248,100	$40.09	$40.22	1,699,485

David A. Savner	3/4/2009	17,960	—	—	—	$720,016
	3/4/2009	—	210,200	$40.09	$40.22	1,439,870
(a)	The exercise price for stock options is the average of the high and low stock price of our Common Stock on the date of grant.

Option Exercises and Stock Vested

The following table shows the stock options exercised by the named executive officers and restricted stock released to them during 2009. As explained in the Compensation Discussion and Analysis section, we require officers to retain shares of Common Stock issued to them as compensation, up to pre-determined levels, based on their position in General Dynamics. Our chief executive officer must retain outright ownership of Common Stock worth 15 times his base salary. Our executive vice presidents and senior vice presidents must retain 10 times their respective base salaries. Vice presidents must retain eight times their respective base salaries. Once an ownership level is attained, the officer must maintain that minimum ownership level until he or she no longer serves as an officer of General Dynamics. When options are exercised, executives may sell only enough shares to cover transaction costs and taxes, until they meet the ownership requirement. In many cases below, the named executive officers exercised options and held net shares, selling only enough shares to cover both the transaction costs and the income taxes due on the resulting gain. The amounts reported in the Value Realized on Exercise and the Value Realized on Vesting columns in the table below are before-tax amounts.

Option Exercises and Stock Vested in Fiscal Year 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

Jay L. Johnson	—	—	640	$37,459

Nicholas D. Chabraja	741,020	$10,094,644	62,680	$3,668,660

L. Hugh Redd	1,898	$19,682	1,200	$70,236

Charles M. Hall	—	—	6,220	$364,057

Gerard J. DeMuro	103,250	$1,365,980	9,040	$529,111

David A. Savner	66,502	$380,122	8,280	$484,628

Outstanding Equity Awards

The following table provides information on outstanding stock option and restricted stock awards held by the named executive officers as of December 31, 2009. Stock options can be exercised as follows: 50 percent beginning on the first anniversary of the grant date and the remainder beginning on the second anniversary. Restricted stock grants are released approximately four years after the grant date. During the restriction period, recipients of restricted stock awards may not sell, transfer, pledge, assign or otherwise convey the shares underlying the award. Recipients are eligible, however, to vote their shares and to receive dividends or dividend equivalents on the shares from the date of grant. The table shows the number of stock options that a named executive officer holds (both exercisable and unexercisable), the option exercise price and its expiration date. For restricted stock awards, the table includes the number of shares of restricted stock that are still subject to the restriction period (i.e., have not vested) and their market value based on the closing price of the company’s Common Stock on December 31, 2009.

Outstanding Equity Awards at 2009 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (a)	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested (b)	Market Value of Shares of Stock That Have Not Vested
Jay L. Johnson					86,585	$5,902,499
	—	848,600	$40.09	3/3/2014
	81,500	81,500	93.13	9/1/2013
	3,300	3,300	82.78	3/4/2013
	4,620	—	76.23	3/6/2012
	4,300	—	62.355	2/28/2011
	5,360	—	52.65	3/1/2010

Nicholas D. Chabraja					149,180	$10,169,601
	—	17,800	$56.20	8/4/2014
	323,000	323,000	82.78	3/4/2013
	455,500	—	76.23	3/6/2012
	447,300	—	62.355	2/28/2011

L. Hugh Redd					37,270	$2,540,696
	—	229,200	$40.09	3/3/2014
	54,150	54,150	82.78	3/4/2013
	57,900	—	76.23	3/6/2012
	23,460	—	64.01	5/31/2011
	9,000	—	62.355	2/28/2011
	8,202	—	52.65	3/1/2010

Charles M. Hall					45,730	$3,117,414
	—	244,500	$40.09	3/3/2014
	64,325	64,325	82.78	3/4/2013
	40,950	—	76.23	3/6/2012

Gerard J. DeMuro					48,230	$3,287,839
	—	248,100	$40.09	3/3/2014
	64,900	64,900	82.78	3/4/2013
	86,200	—	76.23	3/6/2012
	73,500	—	62.355	2/28/2011

David A. Savner					39,360	$2,683,171
	—	210,200	$40.09	3/3/2014
	48,300	48,300	82.78	3/4/2013
	69,100	—	76.23	3/6/2012
	61,000	—	62.355	2/28/2011

(a)	Of the 848,600 stock options held by Mr. Johnson with an exercise price of $40.09, 424,300 became exercisable on March 4, 2010, and 424,300 will become exercisable on March 4, 2011. The 81,500 stock options held by Mr. Johnson with an exercise price of $93.13 will become exercisable on September 2, 2010. The 3,300 stock options held by Mr. Johnson with an exercise price of $82.78 became exercisable on March 5, 2010. Of the 17,800 stock options held by Mr. Chabraja with an exercise price of $56.20, 8,900 will become exercisable on August 5, 2010, and 8,900 will become exercisable on August 5, 2011. The 323,000 stock options held by Mr. Chabraja with an exercise price of $82.78 became exercisable on March 5, 2010. Of the 229,200 stock options held by Mr. Redd with an exercise price of $40.09, 114,600 became exercisable on March 4, 2010, and 114,600 will become exercisable on March 4, 2011. The 54,150 stock options held by Mr. Redd with an exercise price of $82.78 became exercisable on March 5, 2010. Of the 244,500 stock options held by Mr. Hall with an exercise price of $40.09, 122,250 became exercisable on March 4, 2010, and 122,250 will become exercisable on March 4, 2011. The 64,325 stock options held by Mr. Hall with an exercise price of $82.78 became exercisable on March 5, 2010. Of the 248,100 stock options held by Mr. DeMuro with an exercise price of $40.09, 124,050 became exercisable on March 4, 2010, and 124,050 will become exercisable on March 4, 2011. The 64,900 stock options held by Mr. DeMuro with an exercise price of $82.78 became exercisable on March 5, 2010. Of the 210,200 stock options held by Mr. Savner with an exercise price of $40.09, 105,100 became exercisable on March 4, 2010, and 105,100 will become exercisable on March 4, 2011. The 48,300 stock options held by Mr. Savner with an exercise price of $82.78 became exercisable on March 5, 2010.

(b)	Restricted stock is released to participants on the first day of January on which the New York Stock Exchange is open for business of the fourth calendar year following the calendar year in which the grant date occurs. Of the 86,585 restricted shares held by Mr. Johnson, 540 shares were released on January 4, 2010, with a market value of $37,087; 455 restricted shares will be released on January 3, 2011; 13,090 restricted shares will be released on January 3, 2012; and 72,500 restricted shares will be released on January 2, 2013. Of the 149,180 restricted shares held by Mr. Chabraja, 56,880 shares were released on January 4, 2010, with a market value of $3,906,518; 45,240 restricted shares will be released on January 3, 2011; 45,380 restricted shares will be released on January 3, 2012; and 1,680 restricted shares will be released on January 2, 2013. Of the 37,270 restricted shares held by Mr. Redd, 4,340 shares were released on January 4, 2010, with a market value of $298,071; 5,740 restricted shares will be released on January 3, 2011; 7,610 restricted shares will be released on January 3, 2012; and 19,580 restricted shares will be released on January 2, 2013. Of the 45,730 restricted shares held by Mr. Hall, 7,680 shares were released on January 4, 2010, with a market value of $527,462; 8,120 restricted shares will be released on January 3, 2011; 9,040 restricted shares will be released on January 3, 2012; and 20,890 restricted shares will be released on January 2, 2013. Of the 48,230 restricted shares held by Mr. DeMuro, 9,340 shares were released on January 4, 2010, with a market value of $641,471; 8,570 restricted shares will be released on January 3, 2011; 9,120 restricted shares will be released on January 3, 2012; and 21,200 restricted shares will be released on January 2, 2013. Of the 39,360 restricted shares held by Mr. Savner, 7,760 shares were released on January 4, 2010, with a market value of $532,957; 6,860 restricted shares will be released on January 3, 2011; 6,780 restricted shares will be released on January 3, 2012; and 17,960 restricted shares will be released on January 2, 2013.

Company-Sponsored Retirement Plans

General Dynamics offers retirement programs through a combination of qualified and nonqualified Employee Retirement Income Security Act of 1974 plans. The named executive officers other than Mr. Johnson participate in each of the retirement programs indicated next to their name in the table below. Mr. Johnson is not eligible to participate in any of the company’s defined-benefit retirement plans. The table shows the actuarial present value as of December 31, 2009, of the pension benefits earned for each named executive officer over the course of his career. To the extent that a named executive officer has an individual retirement agreement, the table shows the pension benefit associated with that agreement. All other retirement plans in the table operate in exactly the same manner for the named executive officers as for all other plan participants.

Following the table is a description of the material terms and conditions of each of these plans and agreements.

Pension Benefits for Fiscal Year 2009

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (a)	Payments During Last Fiscal Year

Jay L. Johnson	—	—	—	—

Nicholas D. Chabraja	Salaried Retirement Plan Supplemental Retirement Plan Retirement Agreement	17 17 17	$468,731 9,386,392 18,009,549	$21,745 205,767 —

L. Hugh Redd (b)	Salaried Retirement Plan Supplemental Retirement Plan	22 22	$319,367 1,031,232	None

Charles M. Hall (c)	Salaried Retirement Plan Supplemental Retirement Plan	26 26	$555,957 2,389,867	None

Gerard J. DeMuro	Salaried Retirement Plan - GSC Legacy Provisions Supplemental Retirement Plan	24 24	$352,533 741,953	None

David A. Savner (d)	Salaried Retirement Plan Supplemental Retirement Plan Retirement Agreement	12 12 17	$345,992 1,420,029 594,948	None
(a)	The Present Value of Accumulated Benefit under each plan has been calculated as of December 31, 2009, using the company’s Financial Accounting Standards Board ASC Topic 715, Compensation – Retirement Benefits, assumptions as of year-end 2009. For a discussion of this calculation, see Note P to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on February 19, 2010. Mr. Chabraja received a distribution of the present value of the accumulated benefit under his retirement agreement in January 2010.
(b)	Mr. Redd’s total service is 23 years and credited service is 22 years.
(c)	Mr. Hall’s total service is 35 years and credited service is 26 years.
(d)	Mr. Savner was credited with an additional five years of service under the Salaried Retirement Plan and Supplemental Retirement Plan pursuant to his retirement agreement. The present value of the additional retirement benefit that Mr. Savner received as a result of this service credit is $594,948.

Salaried Retirement Plan

The General Dynamics Salaried Retirement Plan is a tax-qualified defined-benefit pension plan that provides benefits as a life annuity to retired participants. A participant’s benefit under the Salaried Retirement Plan increases with each year of service. Participants who leave before they are eligible for early retirement are paid a substantially reduced amount. All the named executive officers other than Messrs. Johnson and DeMuro participate in the Salaried Retirement Plan. Effective January 1, 2007, new employees were no longer offered participation in the Salaried Retirement Plan.

Earnings used to calculate pension benefits (pensionable earnings) include only a participant’s base salary and cash bonus and exclude all other items of income, including equity awards. Under the Internal Revenue Code, the Salaried Retirement Plan does not take into account any earnings over a predetermined compensation limit, which was $245,000 for 2009, and does not pay annual benefits beyond a predetermined benefit limit, which for 2009 was $195,000.

The Salaried Retirement Plan pays a monthly benefit equal to the product of (1) the benefit percentage times (2) the final average monthly pay times (3) the years of credited service. For credited service earned prior to January 1, 2007, the benefit percentage equals 1.3333 percent. For credited service earned on or after January 1, 2007, the benefit percentage equals 1.0 percent. Final average monthly pay is equal to the average of the participant’s highest 60 consecutive months of pensionable earnings out of the participant’s last 120 months of employment. For credited service earned prior to January 1, 2007, the final average monthly pay will freeze as of December 31, 2010. The normal retirement age under the Salaried Retirement Plan is age 65. The Salaried Retirement Plan benefit is calculated as a single-life monthly annuity beginning at age 65 and has 13 different actuarially equivalent payment forms from which participants can choose to take their benefit. A cash lump sum is only available if a participant’s accrued benefit is less than $5,000. Mr. Chabraja and Mr. Savner are the only named executive officers who had reached the normal retirement age as of December 31, 2009.

A participant with at least 10 years of service qualifies for early retirement at age 55. Mr. Hall is the only named executive officer who qualified for early retirement as of December 31, 2009. A participant who is eligible for early retirement is entitled to receive the following:

(1)	for benefits based on credited service earned prior to January 1, 2007, if a participant retires between age 55 and 62, his or her age 65 benefit is reduced by 2.5 percent for each full year that he or she retires prior to age 62. If the participant retires between age 62 and 65, he or she will receive 100 percent of his or her age 65 benefit.

(2)	for benefits based on credited service earned on or after January 1, 2007, a participant who is eligible for early retirement and subsequently retires between age 55 and 65 will have his or her age 65 benefit reduced by 4.8 percent for each full year that he or she retires prior to age 65.

Supplemental Retirement Plan

The General Dynamics Corporation Supplemental Retirement Plan is a nonqualified defined-benefit plan that provides retirement benefits to eligible employees whose salaries exceed the Internal Revenue Code compensation limit or whose annual benefits would exceed the Internal Revenue Code benefit limit. All the named executive officers except for Mr. Johnson participate in the Supplemental Retirement Plan. Effective January 1, 2007, new employees are no longer offered participation in the Supplemental Retirement Plan.

The Supplemental Retirement Plan provides benefits equal to the difference between (1) the amount that would have been provided under the Salaried Retirement Plan if the annual compensation limit and annual benefit limit did not apply, and (2) the benefit actually paid under the Salaried Retirement Plan. A participant’s pensionable earnings and forms of payment are the same under the Supplemental Retirement Plan as the Salaried Retirement Plan.

Salaried Retirement Plan – GSC Legacy Provisions

For service prior to January 1, 2005, Mr. DeMuro has a frozen defined-benefit pension under the General Dynamics Salaried Retirement Plan – GSC Legacy Provisions pension plan (the GSC Plan) and the Supplemental Retirement Plan. Mr. DeMuro’s pension under these plans totals $127,426 payable annually at normal retirement age 65 as a single-life annuity. Mr. DeMuro may elect to receive the present value of his annuity in a single lump sum upon retirement. Effective January 1, 2005, the GSC Plan was amended to provide the same benefits as those provided under the Salaried Retirement Plan. Mr. DeMuro has continued to accrue pension benefits under the amended GSC Plan for service on and after January 1, 2005.

Individual Retirement Agreements

Prior to their retirement, we had individual retirement agreements with Messrs. Chabraja and Savner, which provided retirement benefits in addition to the benefits each of them has earned under both the Salaried Retirement Plan and the Supplemental Retirement Plan. The terms of these agreements are as follows:

Mr. Chabraja.    General Dynamics and Mr. Chabraja entered into an amended and restated retirement agreement on June 7, 2007, to ensure Mr. Chabraja’s continued tenure by giving him an incentive to remain actively employed by General Dynamics as our chairman and chief executive officer. As part of this agreement, Mr. Chabraja accrued a monthly retirement benefit equal to 30 percent of his “average monthly salary,” increasing by one-half percentage point for each month of employment after April 30, 2004. “Average monthly salary” is defined as the average of the highest consecutive aggregate monthly salary and cash bonuses paid during a consecutive 60-month period within the last 120 months of active employment. Because Mr. Chabraja remained a General Dynamics employee until June 30, 2009, his benefit percentage is 61 percent of his average monthly salary. This benefit is offset by benefits payable in the form of a monthly lifetime annuity under the Salaried Retirement Plan and the Supplemental Retirement Plan. The portion of the benefit attributable to the retirement agreement was paid in the form of a lump-sum payment in January 2010. The payment was calculated upon his termination using the actuarial assumptions described in our 2006 fiscal year financial disclosures.

Mr. Savner.    Mr. Savner’s retirement agreement, dated March 4, 1998, and amended June 7, 2007, provided him with a retirement benefit equal to an additional five years of plan participation under the Salaried Retirement Plan and the Supplemental Retirement Plan. The purpose of the original agreement was to retain the services of Mr. Savner as general counsel for at least six years. If Mr. Savner had terminated his employment prior to completing six years of employment, he would have forfeited all benefits under the agreement. The value of the retirement benefit under Mr. Savner’s agreement is based upon on his “average monthly salary” at retirement, which was $101,083 and reflects the monthly average of his highest 60 consecutive months of pensionable earnings out of his last 120 months of active employment. The agreement was amended in 2007 to provide for additional benefits if Mr. Savner continued to serve as general counsel until March 31, 2009. The additional benefits consisted of a cash bonus payment for service during 2009 of no less than his 2008 bonus, retention of all outstanding equity awards and an increase in the spousal annuity benefit provided under the retirement benefit agreement.

Nonqualified Defined-Contribution Deferred Compensation

As part of General Dynamics’ overall retirement program, the named executive officers and other key employees are eligible to participate in a nonqualified defined-contribution plan. The following table illustrates the amounts due each executive as of December 31, 2009. In addition, the table shows contributions made by both the named executive officers and General Dynamics in 2009 along with the earnings on each executive’s total account.

Nonqualified Deferred Compensation for Fiscal Year 2009

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year (a)	Aggregate Earnings in Last Fiscal Year (b)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (c) (d)
Jay L. Johnson	$34,200	$27,000	$17,846	—	$107,740
Nicholas D. Chabraja	$38,942	$29,986	$41,667	$1,361,445	$608,138
L. Hugh Redd	$48,500	$18,225	$28,601	—	$170,214
Charles M. Hall	$19,200	$15,750	$21,905	—	$350,349
Gerard J. DeMuro	$44,500	$16,425	$85,131	—	$466,822
David A. Savner	$37,000	$13,050	$29,930	—	$602,458
(a)	The registrant contributions of $27,000, $29,986, $18,225, $15,750, $16,425 and $13,050 for Mr. Johnson, Mr. Chabraja, Mr. Redd, Mr. Hall, Mr. DeMuro and Mr. Savner, respectively, are included in the All Other Compensation column of the Summary Compensation Table.
(b)	No amounts shown in the Aggregate Earnings in Last Fiscal Year column are reported as compensation in the Summary Compensation Table.
(c)	Mr. Chabraja received a distribution of his remaining balance in January 2010.
(d)	Certain amounts in the Aggregate Balance at Last Fiscal Year End column were previously reported in the Summary Compensation Table in the Salary column (in the case of executive contributions) or in the All Other Compensation column (in the case of registrant contributions) for Mr. Chabraja, Mr. Redd, Mr. Hall, Mr. DeMuro and Mr. Savner. The amounts previously reported as executive and registrant contributions were as follows: (i) Mr. Chabraja, $632,101 and $602,626; (ii) Mr. Redd, $69,311 and $27,411; (iii) Mr. Hall, $16,900 and $13,950; (iv) Mr. DeMuro, $210,580 and $102,227; and (v) Mr. Savner, $264,908 and $155,611.

General Dynamics Corporation Supplemental Savings and Stock Investment Plan

The Supplemental SSIP is a nonqualified defined-contribution plan that provides key employees, including the named executive officers, the opportunity to defer a portion of their salary and receive employer matching contributions in excess of the limitations imposed by the Internal Revenue Code on the SSIP.

The SSIP is a tax-qualified 401(k) defined-contribution plan that covers most of our salaried employees. Employees can make before-tax contributions to the SSIP, and we will match a portion of those contributions. Our matching contributions to the SSIP on behalf of the named executive officers are included in the All Other Compensation column of the Summary Compensation Table.

For those who elect to participate in the Supplemental SSIP, we contribute the amount of before-tax contributions and company matching contributions that would have been credited to the employee under the SSIP if no Internal Revenue Code limitations were in effect, less the maximum amount of before-tax contributions and company matching contributions allowable under the SSIP. Investment performance mirrors the performance of the funds that are available to participants under the SSIP.

Supplemental SSIP participants, including the named executive officers, do not receive any earnings on their Supplemental SSIP accounts that are not otherwise paid to all other SSIP participants with a balance in the same investment fund. Participants become vested in all company contributions after completing three years of service. Participants receive lump-sum payments six months after their separation from service for balances (including earnings) accumulated on or after January 1, 2005. For balances accumulated prior to January 1, 2005, participants may elect to receive a lump-sum payment, a deferred lump-sum payment or annual installment payments.

Potential Payments upon Termination or Change in Control

The following are estimated payments and benefits that would be provided to Messrs. Johnson, Redd, Hall and DeMuro in the event of termination of the executive’s employment. We have calculated these amounts for different termination scenarios based on our existing benefit plans and the General Dynamics Corporation Equity Compensation Plan (the Equity Compensation Plan). The calculations assume a termination date of December 31, 2009. The actual amounts of the payments and costs of the benefits, however, can only be determined at the time of an executive’s separation from General Dynamics and depending on the payment or benefit may extend over several years. The total value of payments and benefits provided at the end of each scenario are independent and should not be added together.

Mr. Chabraja retired as chief executive officer of the company on June 30, 2009, and Mr. Savner retired as senior vice president and general counsel on December 31, 2009. Payments made to these executives are described at the end of this section. Mr. Hall will retire from the company effective May 1, 2010. Because Mr. Hall’s retirement is not yet effective, he is included in each termination scenario discussed below.

For each termination and change in control scenario discussed below, the named executive officer would also be entitled to:

(i)	the pension benefits described in the Pension Benefits for Fiscal Year 2009 table on page 41 of this Proxy Statement, for those named executive officers who are eligible to receive benefits; and

(ii)	the amounts listed in the Nonqualified Deferred Compensation for Fiscal Year 2009 table on page 45 of this Proxy Statement.

The estimated totals presented below do not include these amounts.

Termination Scenarios

Termination Scenario 1 – Termination for Cause. If we terminate a named executive officer for cause, he would be entitled to the following:

(i)	A lump-sum payment for unused, accrued vacation of $179,940 for Mr. Johnson, $116,294 for Mr. Redd, $74,857 for Mr. Hall and $85,666 for Mr. DeMuro. This payment reflects the actual vacation hours accrued for each named executive officer, times an hourly rate based on the executive’s base salary.

(ii)	A retiree life insurance benefit with an estimated cost of $141,545 for Mr. Hall. The other named executive officers are not yet eligible for this benefit. In calculating retiree life insurance costs we have assumed the executive elects the maximum of two-times-pay coverage at retirement. The estimated cost is calculated using the assumptions made for financial reporting purposes for valuing post-retirement life insurance at December 31, 2009. The life insurance benefit is further described on page 28 of this Proxy Statement under “Compensation Discussion and Analysis – Retiree Benefits.”

(iii)	A retiree medical and dental benefit with an estimated cost of $57,942 for Mr. Hall. The other named executive officers are not yet eligible for this benefit. The estimated cost for this coverage is based on the difference between the COBRA rate that the executive would pay and the higher expense we must recognize for financial reporting purposes. We provide retiree medical and dental coverage until the executive reaches age 65.

If terminated for cause, the named executive officers would forfeit all unvested stock options and restricted stock in accordance with the terms of the Equity Compensation Plan applicable to all plan participants unless otherwise determined by the Compensation Committee. They would have 90 days from the termination date to exercise vested options.

Under this termination scenario, the estimated total value of the payments and benefits would be $179,940 for Mr. Johnson, $116,294 for Mr. Redd, $274,344 for Mr. Hall and $85,666 for Mr. DeMuro.

Termination Scenario 2 – Voluntary Resignation. If a named executive officer voluntarily resigns from General Dynamics, he would be entitled to the following:

(i)	An accrued vacation payment described in item (i) of Termination Scenario 1.

(ii)	In addition, for Mr. Hall, the retiree life insurance and retiree medical and dental benefits described in items (ii) and (iii) of Termination Scenario 1.

The named executive officers would forfeit all unvested stock options and restricted stock in accordance with the terms of the Equity Compensation Plan applicable to all plan participants unless otherwise determined by the Compensation Committee. They would have 90 days from the termination date to exercise vested options.

Under this termination scenario, the estimated total value of the payments and benefits would be $179,940 for Mr. Johnson, $116,294 for Mr. Redd, $274,344 for Mr. Hall and $85,666 for Mr. DeMuro.

Termination Scenario 3 – Retirement. If a named executive officer retires from General Dynamics, he would be entitled to the same payments and benefits described in Termination Scenario 2. In addition, Mr. Hall, who is eligible to retire, would receive an accrued bonus upon retirement in the amount of $1,030,000.

Under the terms of the Equity Compensation Plan, Mr. Johnson would not qualify for retirement treatment due to his length of service. Mr. Redd and Mr. DeMuro would not qualify for retirement treatment due to their current age. Therefore, all three would forfeit all unvested stock options and restricted stock unless otherwise determined by the Compensation Committee. Mr. Hall, who is eligible to retire, would forfeit a portion of his unvested stock options and restricted stock based on days of service during the two-year period beginning on January 1 of the year of the grant. The retained options would be exercisable in accordance with the terms of the original grant. The retained restricted stock would be released at the end of the restriction period. The value of the retained options, as measured by the difference between the closing share price of $68.17 on December 31, 2009, and the option grant price, multiplied by the number of retained options, is $3,432,780 for Mr. Hall. The present value of the retained restricted stock, as measured by the product of the number of restricted shares held on December 31, 2009, multiplied by the closing share price of $68.17 on the same date, and applying a discount factor of 0.83 percent to account for the restriction periods, is $2,373,213 for Mr. Hall.

Under this termination scenario, the estimated total value of the payments and benefits would be $179,940 for Mr. Johnson, $116,294 for Mr. Redd, $7,110,337 for Mr. Hall and $85,666 for Mr. DeMuro. The estimated totals include the value of the equity awards and the other payments and benefits listed above.

Termination Scenario 4 – Death. If a named executive officer dies while employed by General Dynamics, his estate would be entitled to the following:

(i)	An accrued vacation payment described in item (i) of Termination Scenario 1.

(ii)	A bonus payment based on the prior year’s cash bonus of $500,000 for Mr. Johnson, $1,000,000 for Mr. Redd, $1,030,000 for Mr. Hall and $1,045,000 for Mr. DeMuro.

(iii)	The named executive officers’ spouses are entitled to a 100 percent contingent annuity benefit based on the amounts disclosed in the Pension Benefits for Fiscal Year 2009 table on page 41 of this Proxy Statement.

(iv)	Life insurance proceeds in the amount of $2,800,000 for Mr. Johnson, $1,490,000 for Mr. Redd, $1,290,000 for Mr. Hall and $1,310,000 for Mr. DeMuro. This benefit is fully insured by a third-party insurance company.

(v)	Accidental death and dismemberment coverage of $2,000,000. The amount of the proceeds, if any, would depend on the circumstances of the death. This benefit is fully insured by a third-party insurance company.

Under the terms of the Equity Compensation Plan, unvested stock options held by the executive would be treated as if he remained employed with General Dynamics throughout the option term. The options would be exercisable by the executive’s estate in accordance with the terms of the original option grant. Restricted stock held by the executive would be transferred to his estate and released at the end of the restriction period. The present value of the unvested options, as measured by the difference between the closing share price of $68.17 on December 31, 2009, and the option grant price, multiplied by the number of unvested options, and applying a discount factor of 0.83 percent to account for the option exercise dates, is $23,696,781 for Mr. Johnson, $6,400,309 for Mr. Redd, $6,827,555 for Mr. Hall and $6,928,083 for Mr. DeMuro. The present value of the restricted stock as measured by the number of restricted shares held on December 31, 2009, multiplied by the closing share price of $68.17 on the same date, and applying a discount factor of 0.83 percent to account for the restriction periods, is $5,766,287 for Mr. Johnson, $2,496,187 for Mr. Redd, $3,067,774 for Mr. Hall and $3,237,337 for Mr. DeMuro.

Under this termination scenario, the estimated total value of the payments and benefits would be $32,943,008 for Mr. Johnson, $11,502,790 for Mr. Redd, $12,290,185 for Mr. Hall and $12,606,086 for Mr. DeMuro. The estimated totals include the value of the equity awards and the other payments and benefits listed above, but do not include potential proceeds from accidental death and dismemberment coverage.

Termination Scenario 5 – Termination for Disability. If we terminate a named executive officer for disability, then he would be entitled to the following:

(i)	An accrued vacation payment described in item (i) of Termination Scenario 1 and, if eligible, the accidental death and dismemberment coverage described in item (v) of Termination Scenario 4.

(ii)	A bonus payment based on the prior year’s cash bonus, of $500,000 for Mr. Johnson, $1,000,000 for Mr. Redd, $1,030,000 for Mr. Hall and $1,045,000 for Mr. DeMuro.

(iii)	In addition, Mr. Hall would receive the retiree life insurance and retiree medical and dental benefits described in items (ii) and (iii) of Termination Scenario 1.

In a termination for disability scenario, Mr. Johnson, Mr. Redd, Mr. Hall and Mr. DeMuro would be entitled to a prorated portion of their equity awards based on the same methodology as described in Termination Scenario 3 for Mr. Hall. Under this calculation, the value of the retained options is $11,914,344 for Mr. Johnson, $3,217,968 for Mr. Redd, $3,432,780 for Mr. Hall and $3,483,324 for Mr. DeMuro. The present value of the retained restricted stock is $3,355,773 for Mr. Johnson, $1,845,182 for Mr. Redd, $2,373,213 for Mr. Hall and $2,532,470 for Mr. DeMuro.

In the event of termination for disability, the estimated total value of the payments and benefits would be $15,950,057 for Mr. Johnson, $6,179,444 for Mr. Redd, $7,110,337 for Mr. Hall and $7,146,460 for Mr. DeMuro.

Termination Scenario 6 – Termination without Cause. If we terminate a named executive officer without cause, then the named executive officer would be entitled to the following:

(i)	An accrued vacation payment described in item (i) of Termination Scenario 1.

(ii)	A bonus payment based on the prior year’s cash bonus, of $500,000 for Mr. Johnson, $1,000,000 for Mr. Redd, $1,030,000 for Mr. Hall and $1,045,000 for Mr. DeMuro.

(iii)	In addition, Mr. Hall would receive the retiree life insurance and retiree medical and dental benefits described in items (ii) and (iii) of Termination Scenario 1.

Under the terms of the Equity Compensation Plan, Messrs. Johnson, Redd and DeMuro would forfeit all unvested stock options and restricted stock unless otherwise determined by the Compensation Committee. Mr. Hall, who is eligible to retire, would forfeit a portion of his unvested stock options and restricted stock based on days of service during the two-year period beginning on January 1 of the year of the grant. The retained options would be exercisable in accordance with the terms of the original grant. The retained restricted stock would be released at the end of the restriction period. The value of the retained options and restricted stock for Mr. Hall is discussed under Termination Scenario 3 above.

In the event of termination without cause, the estimated total value of the payments and benefits would be $679,940 for Mr. Johnson, $1,116,294 for Mr. Redd, $7,110,337 for Mr. Hall and $1,130,666 for Mr. DeMuro.

Change in Control Scenarios

We have change in control agreements (also referred to as severance protection agreements) with key employees, including each of the named executive officers currently employed by the company. We have estimated the payments and benefits the named executive officers could receive under our existing benefit plans, change in control agreements, the Equity Compensation Plan and any individual agreements they have with General Dynamics. Our calculations assume the executive was terminated on December 31, 2009, and that this date was within 24 months following a change in control. The actual amounts of the payments and costs of the benefits, however, can only be determined at the time of an executive’s separation from General Dynamics and depending on the payment or benefit may extend over several years. The total value of payments and benefits provided at the end of each scenario are independent and should not be added together.

As discussed on page 30 of this Proxy Statement under “Compensation Discussion and Analysis – Change in Control Agreements, Employment Agreement and Retirement Agreements” the change in control agreements contain a “double trigger” mechanism that is triggered only under certain circumstances.

Vesting of Equity Awards in Connection with a Change in Control. The values of the equity awards in connection with a change in control listed below are in lieu of and not in addition to the equity values disclosed in the Termination Scenarios. The values listed for each named executive officer in the following paragraph are the same for each change in control scenario.

Upon a change in control, unvested stock options will vest and become exercisable and restricted stock will be released, pursuant to the terms of the Equity Compensation Plan applicable to all plan participants. The value of accelerating unvested stock options, as measured by the difference between the closing price of $68.17 on December 31, 2009, and the option grant price, would be $23,828,688 for Mr. Johnson, $6,435,936 for Mr. Redd, $6,865,560 for Mr. Hall and $6,966,648 for Mr. DeMuro. The value of accelerating the release of restricted stock, as measured by the number of restricted shares held by the executive on December 31, 2009, times the closing share price of $68.17 on December 31, 2009, would be $5,902,499 for Mr. Johnson, $2,540,696 for Mr. Redd, $3,117,414 for Mr. Hall and $3,287,839 for Mr. DeMuro.

Excise Tax Payments in Connection with a Change in Control. Section 4999 of the Internal Revenue Code imposes excise taxes on certain payments associated with a change in control. If the executive is subject to an excise tax on the payments associated with a change in control, we will make an additional payment to the executive that holds the executive harmless from the tax. Based on the calculations, excise taxes are only triggered for certain named executive officers under Change in Control Scenario 4. The estimated excise tax payment amounts are: $5,170,471 for Mr. Johnson, $4,684,707 for Mr. Redd, $0 for Mr. Hall and $3,292,199 for Mr. DeMuro. These estimates are based on calculations provided by an actuarial firm and are confirmed by an accounting firm that we engage to determine if any change in control payments or benefits would be subject to the excise tax.

Change in Control Scenario 1 – Termination for Cause. If we terminate a named executive officer for cause in connection with a change in control, he would receive the accrued vacation payment described in item (i) of Termination Scenario 1 and the accelerated value of the equity awards described above. Mr. Hall would also receive the retiree life insurance and retiree medical and dental benefits described in items (ii) and (iii) of Termination Scenario 1.

Under this change in control scenario, the estimated total value of the payments and benefits would be $29,911,127 for Mr. Johnson, $9,092,926 for Mr. Redd, $10,257,318 for Mr. Hall and $10,340,153 for Mr. DeMuro.

Change in Control Scenario 2 – Death. If a named executive officer dies while covered under a change in control, his estate or beneficiary would receive the accrued vacation payment, bonus payment, spousal annuity benefits, life insurance proceeds and the proceeds, if any, from accidental death and dismemberment coverage as described in items (i) – (v) of Termination Scenario 4 as well as the accelerated value of the equity awards described above.

Under this change in control scenario, the estimated total value of the payments and benefits would be $33,211,127 for Mr. Johnson, $11,582,926 for Mr. Redd, $12,377,831 for Mr. Hall and $12,695,153 for Mr. DeMuro. The totals do not include potential proceeds from accidental death and dismemberment coverage.

Change in Control Scenario 3 – Voluntary Resignation, Retirement and Disability. If a named executive officer voluntarily resigns or retires in connection with a change in control other than during the window period (as defined in the change in control agreement) or is terminated for disability, he would receive the accrued vacation payment described in item (i) of Termination Scenario 1 and the accelerated value of the equity awards described above. In addition, the executive would receive a bonus payment based on the prior year’s cash bonus of $500,000 for Mr. Johnson, $1,000,000 for Mr. Redd, $1,030,000 for Mr. Hall and $1,045,000 for Mr. DeMuro. Mr. Hall would also receive the retiree life insurance and retiree medical and dental benefits described in items (ii) and (iii) in Termination Scenario 1.

Under this change in control scenario, the estimated total value of the payments and benefits would be $30,411,127 for Mr. Johnson, $10,092,926 for Mr. Redd, $11,287,318 for Mr. Hall and $11,385,153 for Mr. DeMuro.

Change in Control Scenario 4 – Termination without Cause. If we terminate a named executive officer without cause, the named executive officer terminates his employment for good reason (as defined in the change in control agreement), or the named executive officer voluntarily resigns or retires during the window period, the executive would receive the accrued vacation payment described in item (i) of Termination Scenario 1 and the accelerated value of the equity awards described above, plus the following additional payments and benefits:

(i)	A bonus payment based on the prior year’s cash bonus, of $500,000 for Mr. Johnson, $1,000,000 for Mr. Redd, $1,030,000 for Mr. Hall and $1,045,000 for Mr. DeMuro.

(ii)	A lump-sum severance payment equal to 2.99 times the executive’s annual salary and bonus, of $5,681,000 for Mr. Johnson, $5,217,550 for Mr. Redd, $5,008,250 for Mr. Hall and $5,083,000 for Mr. DeMuro.

(iii)	An additional 36 months of life, medical, dental and long-term disability benefits, with an estimated cost of $78,833 for Mr. Johnson, $52,997 for Mr. Redd, $49,881 for Mr. Hall and $51,546 for Mr. DeMuro. These costs reflect an amount equal to three times the 2009 annual employer premiums for these benefits.

(iv)	An additional 36 months of age and service credit for purposes of qualifying for retiree life, medical and dental benefits, with an estimated additional cost of $270,708 for Mr. Johnson, $190,564 for Mr. Redd, $156,853 for Mr. Hall and $175,439 for Mr. DeMuro. Due to the additional 36-month credit, Mr. Johnson only qualifies for retiree life coverage. Mr. Redd and Mr. DeMuro qualify for retiree life, medical and dental benefits in this change in control scenario. The cost of Mr. Hall’s retiree life insurance coverage and retiree medical and dental coverage is reduced in this scenario because the 36 months of continued active coverage described in (iii) above defers the commencement date of the coverage.

(v)	Outplacement service for 12 months following the termination date, with an estimated cost of $15,000 for each named executive officer. This cost represents estimated outplacement services costs for a senior executive obtained from an outplacement vendor.

(vi)	Financial counseling and tax planning services for 36 months following the termination date, at a total cost not to exceed $30,000 for each named executive officer.

(vii)

A lump-sum payment that represents a supplemental retirement benefit payable in cash equal to the increase in value over the current retirement benefit based on three additional years of (a) age and service credit at the executive’s current base salary and bonus, and (b) company contributions to each defined-contribution plan in which the executive participates, with an estimated cost of $0 for Mr. Johnson, $2,993,661 for Mr. Redd, $1,545,741 for Mr. Hall and $1,866,425 for Mr. DeMuro.

Under this change in control scenario, the estimated total value of the payments and benefits would be $41,657,140 for Mr. Johnson, $23,277,405 for Mr. Redd, $17,893,556 for Mr. Hall and $21,898,763 for Mr. DeMuro. The totals include any required tax gross-up payments for excise taxes.

Payments and Benefits Provided to Mr. Chabraja in Connection with his Retirement

On June 30, 2009, Mr. Chabraja retired as General Dynamics’ chief executive officer and as an employee of the company. The payments and benefits provided to Mr. Chabraja in 2009 in connection with his retirement and the payments and benefits that will be provided to him in the future are described below.

(i)	The cash bonus paid to Mr. Chabraja for his performance during 2009 is disclosed in the Summary Compensation Table on page 35.

(ii)	In July 2009, Mr. Chabraja received a payment of $269,231 representing his unused vacation accrual.

(iii)	Amounts paid to Mr. Chabraja during 2009 under the Retirement Plan, the Supplemental Retirement Plan and Mr. Chabraja’s retirement agreement are disclosed in the Pension Benefits for Fiscal Year 2009 table on page 41. Mr. Chabraja is entitled to receive during his lifetime the following retirement benefit payments: $43,490 per year pursuant to the Retirement Plan and $847,276 per year pursuant to the Supplemental Retirement Plan. Mr. Chabraja’s spouse is entitled to a survivor benefit in the form of a 50 percent contingent annuity for each of these pension benefit payments in the event of his death. In January 2010, Mr. Chabraja received a one-time lump-sum payment of $18,009,549 pursuant to his retirement agreement with the Company.

(iv)	Amounts paid to Mr. Chabraja during 2009 from his balance under the Supplemental SSIP are disclosed in the Nonqualified Deferred Compensation for Fiscal Year 2009 table on page 45. Mr. Chabraja’s remaining Supplemental SSIP balance attributable to post-2004 service of $617,075 was paid in a lump sum in January 2010.

(v)	Mr. Chabraja participates in the company’s retiree life insurance program. The total future estimated cost to the company for this retiree life insurance benefit is $354,638.

(vi)	Mr. Chabraja retained all unvested stock options and outstanding restricted stock upon his retirement. The unvested stock options will vest and expire, and the restriction periods on outstanding restricted stock will lapse, in accordance with the terms of the Equity Compensation Plan. The value to Mr. Chabraja of retaining his unvested stock options, as measured by the difference between the closing price of $55.39 on June 30, 2009, and the option grant price, was $0. The value to Mr. Chabraja of retaining his restricted stock, as measured by the number of shares of restricted stock held on June 30, 2009, times the closing share price of $55.39 on the same date, was $8,263,080.

(vii)	Pursuant to the terms of his retirement agreement, in July 2009 Mr. Chabraja was paid a one-time lump-sum payment in lieu of corporate aircraft usage, reimbursement for office support and administrative support, reimbursement for moving expenses and applicable tax gross-up payment. This payment is disclosed in the Summary Compensation Table on page 35.

Payments and Benefits Provided to Mr. Savner in Connection with his Retirement

On December 31, 2009, Mr. Savner retired as General Dynamics’ senior vice president and general counsel and as an employee of the company. The payments and benefits provided to Mr. Savner in 2009 and the payments and benefits that will be provided to him in the future are described below.

(i)	The cash bonus paid to Mr. Savner for his performance during 2009 is disclosed in the Summary Compensation Table on page 35.

(ii)	In January 2010, Mr. Savner received a payment of $66,608 representing his unused vacation accrual.

(iii)	Beginning in January 2010, Mr. Savner is entitled to receive during his lifetime the following retirement benefit payments: $28,446 per year pursuant to the Retirement Plan: $116,228 per year pursuant to the Supplemental Retirement Plan; and $48,696 per year pursuant to Mr. Savner’s retirement agreement with the company. Mr. Savner’s spouse is entitled to a survivor benefit in the form of a 100 percent contingent annuity for each of these pension benefit payments in the event of his death.

(iv)	In January 2010, Mr. Savner received a payment of his pre-2005 Supplemental SSIP balance in the amount of $357,605. His remaining Supplemental SSIP balance attributable to post-2004 service will be paid in July 2010.

(v)	Mr. Savner participates in the company’s retiree life insurance program. The total future estimated cost to the company for this retiree life insurance benefit is $205,719.

(vi)	Mr. Savner retained all unvested stock options and outstanding restricted stock upon his retirement. The unvested stock options will vest and expire, and the restriction periods on outstanding restricted stock will lapse, in accordance with the terms of the Equity Compensation Plan. The value to Mr. Savner of retaining his unvested stock options, as measured by the difference between the closing price of $68.17 on December 31, 2009, and the option grant price, was $5,902,416. The value to Mr. Savner of retaining his restricted stock, as measured by the number of shares of restricted stock held on December 31, 2009, times the closing share price of $68.17 on the same date, was $2,683,171.

The following Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or any portion hereof into any filing under the Securities Act of 1933, as amended (the Securities Act), or the Exchange Act, and shall not otherwise be deemed filed under such acts.

Compensation Committee Report

The Compensation Committee of the Board of Directors has furnished the following report.

Five directors serve on the Compensation Committee:

George A. Joulwan (chair),

James S. Crown,

William P. Fricks,

Paul G. Kaminski, and

J. Christopher Reyes

None of these directors is an officer or employee of General Dynamics. They all meet the independence requirements of the New York Stock Exchange.

The Compensation Committee is governed by a written charter approved by the Board. In accordance with that charter, the Compensation Committee is responsible for evaluating the performance of the chief executive officer and other General Dynamics officers as well as reviewing and approving their compensation. The Committee also establishes and monitors company-wide compensation programs and policies, including administering the incentive compensation plans. The Committee’s processes and procedures for the consideration and determination of executive compensation are explained in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement in accordance with Item 407(e) of Regulation S-K.

This report is submitted by the Compensation Committee.

George A. Joulwan, chair
James S. Crown
William P. Fricks Paul G. Kaminski
J. Christopher Reyes

March 2, 2010

Executive Officers

All of our executive officers are appointed annually. None of our executive officers was selected pursuant to any arrangement or understanding between the officer and any other person. The name, age, offices and positions of our executive officers held for at least the last five years as of March 8, 2010, were as follows:

Name, Position and Office	Age
John P. Casey – Vice President of the company and President of Electric Boat Corporation since October 2003; Vice President of Electric Boat Corporation, October 1996 – October 2003	55
Gerard J. DeMuro – Executive Vice President, Information Systems and Technology, since October 2003; Vice President of the company, February 2000 – October 2003; President of General Dynamics C4 Systems, August 2001 – October 2003	54
Gregory S. Gallopoulos – Senior Vice President, General Counsel and Secretary of the company since January 2010; Vice President and Deputy General Counsel of the company, July 2008 – December 2009; Managing Partner of Jenner & Block LLP, January 2005 – June 2008	50
Charles M. Hall – Executive Vice President, Combat Systems, since July 2005; Vice President of the company and President of General Dynamics Land Systems, September 1999 – July 2005	58
David K. Heebner – Executive Vice President, Marine Systems, since January 2009; Senior Vice President of the company, May 2002 – January 2009; President of General Dynamics Land Systems, July 2005 – October 2008; Senior Vice President, Planning and Development, May 2002 – July 2005; Vice President, Strategic Planning, January 2000 – May 2002	65
Jay L. Johnson – President and Chief Executive Officer of the company since July 2009; Vice Chairman of the company, September 2008 – July 2009; Executive Vice President of Dominion Resources, Inc., December 2002 – September 2008; Chief Executive Officer of Dominion Virginia Power, October 2007 – September 2008; President and Chief Executive Officer of Dominion Delivery, 2002 – 2007	63
S. Daniel Johnson – Vice President of the company and President of General Dynamics Information Technology since April 2008; Executive Vice President of General Dynamics Information Technology, July 2006 – March 2008; Executive Vice President and Chief Operating Officer of Anteon Corporation, August 2003 – June 2006	62
Joseph T. Lombardo – Executive Vice President, Aerospace, and President of Gulfstream Aerospace Corporation since April 2007; Vice President of the company and Chief Operating Officer of Gulfstream Aerospace Corporation, May 2002 – April 2007	62
Christopher Marzilli – Vice President of the company and President of General Dynamics C4 Systems since January 2006; Senior Vice President and Deputy General Manager of General Dynamics C4 Systems, November 2003 – January 2006; Vice President and General Manager, General Dynamics Communications Systems, September 1999 – November 2003	50
Phebe N. Novakovic – Senior Vice President, Planning and Development, since July 2005; Vice President, Strategic Planning, October 2002 – July 2005	52
Walter M. Oliver – Senior Vice President, Human Resources and Administration, since March 2002; Vice President, Human Resources and Administration, January 2001 – March 2002	64
L. Hugh Redd – Senior Vice President and Chief Financial Officer since June 2006; Vice President and Controller of General Dynamics Land Systems, January 2000 – June 2006	52
Mark C. Roualet – Vice President of the company and President of General Dynamics Land Systems since October 2008; Senior Vice President and Chief Operating Officer of General Dynamics Land Systems, July 2007 – October 2008; Senior Vice President – Ground Combat Systems of General Dynamics Land Systems, March 2003 – July 2007	51
John W. Schwartz – Vice President and Controller since March 1998. Mr. Schwartz will retire effective April 1, 2010. Jason W. Aiken, who currently serves as Staff Vice President, Accounting, will succeed Mr. Schwartz as Vice President and Controller effective April 1, 2010.	53
Lewis F. Von Thaer – Vice President of the company and President of General Dynamics Advanced Information Systems since March 2005; Senior Vice President, Operations, of General Dynamics Advanced Information Systems, November 2003 – March 2005; Vice President of General Dynamics Advanced Information Systems, October 2001 – November 2003	49

Security Ownership of Management

The following table provides information as of March 8, 2010, on the beneficial ownership of Common Stock by (1) each of our directors and nominees for director, (2) each of the named executive officers and (3) all of our directors and executive officers as a group. The following table also shows Common Stock equivalents held by these individuals through company-sponsored benefits programs. Except as otherwise noted, the persons listed below have the sole voting and investment power for all shares held by them, except for such power that may be shared with a spouse.

	Common Stock Beneficially Owned as of March 8, 2010 (a)		Common Stock Equivalents Beneficially Owned (c)	Total Common Stock and Equivalents
Name of Beneficial Owner	Shares Owned (b)	Percentage of Class

Directors and Nominees
Nicholas D. Chabraja (d)	3,293,784	*	0	3,293,784
James S. Crown (e)	16,080,847	4.1%	2,487	16,083,334
William P. Fricks	45,805	*	0	45,805
Jay L. Johnson	676,139	*	0	676,139
George A. Joulwan	35,803	*	5,943	41,746
Paul G. Kaminski	41,928	*	4,382	46,310
John M. Keane	29,357	*	0	29,357
Lester L. Lyles	27,939	*	0	27,939
William A. Osborn	2,550	*	0	2,550
J. Christopher Reyes	15,968	*	0	15,968
Robert Walmsley	26,729	*	0	26,729

Named Executive Officers
L. Hugh Redd	395,018	*	0	395,018
Charles M. Hall	301,793	*	0	301,793
Gerard J. DeMuro	559,339	*	0	559,339
David A. Savner	270,698	*	0	270,698

Directors and Executive Officers as a Group (26 individuals)	24,545,302	6.2%	12,813	24,558,115
*	Less than 1 percent.
(a)	Includes shares in the SSIP voted by the executive officers and shares of Common Stock subject to resale restrictions, for which restrictions have not expired.
(b)	Includes shares subject to options that are either currently exercisable or exercisable within 60 days of March 8, 2010, as follows: (i) Mr. Chabraja – 1,548,800 shares; Mr. Johnson – 521,320 shares; Mr. Redd – 313,260 shares; Mr. Hall – 169,600 shares; Mr. DeMuro – 413,550 shares; and Mr. Savner – 225,098 shares; (ii) other directors of the company – 155,340 shares; and (iii) other executive officers of the company – 1,861,558 shares.
(c)	Reflects phantom stock units held by directors that were received by the directors on December 1, 1999, upon termination of benefits under the former retirement plan for directors and additional phantom stock units resulting from the reinvestment of dividend equivalents on the phantom stock units.
(d)	Mr. Chabraja has a total of 108,446 shares that are pledged.
(e)	Based solely on information provided on behalf of Mr. Crown. Mr. Crown has shared investment and voting power with respect to 16,059,777 shares. Of the 16,059,777 shares of Common Stock deemed to be beneficially owned by Mr. Crown, (i) he disclaims beneficial ownership as to 15,993,148 shares, except to the extent of his beneficial interest in the entities that own these shares and (ii) a total of 15,993,148 shares are pledged as collateral for bank borrowings by entities in which Mr. Crown holds interests.

Security Ownership of Certain Beneficial Owners

The following table provides information as of March 8, 2010, with respect to the number of shares of Common Stock owned by each person known by General Dynamics to be the beneficial owner of more than 5 percent of our Common Stock.

	Common Stock Beneficially Owned as of March 8, 2010 (a)
Name of Beneficial Owner	Shares Owned	Percentage of Class

The Northern Trust Company (b) 50 South LaSalle Street Chicago, Illinois 60675	35,574,941	9.2%

Longview Asset Management, LLC (c) c/o Gerald Ratner, as Attorney and Agent 222 North LaSalle Street, Suite 2000 Chicago, Illinois 60601	33,409,700	8.6%

Capital Research Global Investors (d) 333 South Hope Street Los Angeles, California 90071	23,632,200	6.1%
(a)	The information for Capital Research Global Investors (Capital Research) is as of December 31, 2009.
(b)	Northern Trust is the trustee of the General Dynamics Corporation Savings and Stock Investment Plans and the General Dynamics Corporation Savings and Stock Investment Plan for Represented Employees.
(c)	This information is based solely on information provided on behalf of Mr. Crown. Longview Asset Management, LLC (Longview), a registered investment advisor, manages the Common Stock held by a number of persons, including Mr. Crown and members of his family, relatives, certain family partnerships, trusts associated with the Crown family and other entities (the Crown Group). Longview has shared voting and investment power with respect to 33,409,700 shares. James A. Star is the president of Longview and, accordingly, may be deemed to be the beneficial owner of all shares owned by Longview. Mr. Star disclaims beneficial ownership of all such shares. Mr. Star’s address is 222 North LaSalle Street, Suite 2000, Chicago, Illinois 60601. Geoffrey F. Grossman, as sole trustee of The Edward Memorial Trust, is the managing member of Longview and, accordingly, may be deemed to be the beneficial owner of all shares beneficially owned by Longview. Mr. Grossman disclaims beneficial ownership of all such shares. Mr. Grossman’s address is 131 South Dearborn Street, Suite 2400, Chicago, Illinois 60603-5577. The members of the Crown Group disclaim that they are a group for purposes of Section 13(d) of the Exchange Act, and disclaim that any one of them is the beneficial owner of shares owned by any other person or entity.
(d)	This information is based solely on information contained in a Schedule 13G filed with the SEC on February 11, 2010, by Capital Research.

Equity Compensation Plan Information

The following table provides information as of December 31, 2009, regarding Common Stock that may be issued under our equity compensation plans.

	(A)	(B)	(C)
Plan category	Number of securities to be issued upon the exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by shareholders	27,546,987	$60.08	32,372,558

Equity compensation plans not approved by shareholders	—	—	—

Total	27,546,987	$60.08	32,372,558

The following Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or any portion hereof into any filing under the Securities Act or the Exchange Act, and shall not otherwise be deemed filed under such acts.

Audit Committee Report

The Audit Committee of the Board of Directors has furnished the following report.

Five directors serve on the Audit Committee:

William P. Fricks (chair), James S. Crown, Lester L. Lyles,	William A. Osborn, and Robert Walmsley

None of these directors is an officer or employee of General Dynamics. They all meet the independence requirements of the New York Stock Exchange and Rule 10A-3 of the Exchange Act. The Board has determined that Mr. Fricks and Mr. Osborn each qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission in Item 407(d) of Regulation S-K. The Audit Committee is governed by a written charter approved by the Board. In accordance with that charter, the Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of General Dynamics. The Committee held 11 meetings in 2009.

The Audit Committee has reviewed and discussed with management and KPMG LLP, the company’s independent auditors for 2009, the company’s audited financial statements as of December 31, 2009, and for the year ended on that date. Management is responsible for the company’s financial reporting process, including maintaining a system of internal controls, and for preparing the consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP). KPMG is responsible for auditing those financial statements and for expressing an opinion on the conformity of the financial statements with GAAP. In addition, in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the Audit Committee reviewed and discussed with management, the company’s internal auditors and KPMG, management’s report on the operating effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, including KPMG’s related report and attestation.

The Audit Committee has discussed with KPMG the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees, adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received and reviewed the written disclosures and letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence, including the compatibility of non-audit services with maintaining KPMG’s independence. Based on the foregoing discussions and reviews, the Audit Committee has satisfied itself as to the independence of KPMG.

In reliance on the reviews and discussions described above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

This report is submitted by the Audit Committee.

William P. Fricks, chair

James S. Crown

Lester L. Lyles

William A. Osborn

Robert Walmsley

March 3, 2010

Selection of Independent Auditors

(Proposal 2)

The Audit Committee of the Board of Directors has selected KPMG as our independent auditors for 2010. Your Board of Directors is submitting this selection of KPMG as the independent auditors for 2010 to an advisory vote of the shareholders. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditors. Nevertheless, as a good corporate governance practice, your Board has determined to solicit the vote of the shareholders on an advisory basis in making this appointment.

If the shareholders do not vote on an advisory basis in favor of the selection of KPMG as our independent auditors, the Audit Committee will reconsider whether to engage KPMG but may ultimately determine to engage that firm or another audit firm without resubmitting the matter to shareholders. Even if the shareholders vote in favor of the selection of KPMG, the Audit Committee may in its sole discretion terminate the engagement of KPMG and direct the appointment of another independent auditor at any time during the year.

Audit and Non-Audit Fees

The following table shows aggregate fees for professional services rendered by KPMG for the audit of our annual consolidated financial statements for the years 2009 and 2008, and fees billed for other services rendered by KPMG during those years.

	2009	2008
Audit Fees (a)	$18,593,281	$17,395,704
Audit-related Fees (b)	1,467,566	1,306,536
Tax Fees (c)	1,183,284	1,618,975
All Other Fees	—	—

Total Fees	$21,244,131	$20,321,215

(a)	Audit fees are fees for professional services performed by KPMG for the audit of our consolidated annual financial statements (including the audit of internal control over financial reporting) and review of our consolidated quarterly financial statements. These fees also include fees for services that are normally provided in connection with statutory and regulatory filings.
(b)	Audit-related fees are fees for assurance and related services performed by KPMG that are reasonably related to the performance of the audit or review of our consolidated financial statements. These fees consist primarily of fees for professional services for benefit plan audits.
(c)	Tax fees are fees for professional services performed by KPMG for tax compliance, tax advice and tax planning. These fees consist primarily of fees for tax return preparation and review, tax compliance services for expatriates and advice regarding tax implications of certain transactions.

Auditor Independence.    The Audit Committee has considered whether the services rendered by KPMG, except for services connected to its audit of our annual consolidated financial statements and review of the quarterly consolidated financial statements, are compatible with maintaining KPMG’s independence. Representatives of KPMG are expected to attend the Annual Meeting, may make a statement if they desire to do so and will be available to respond to questions.

Policy on Pre-Approval.    The company and the Audit Committee are committed to ensuring the independence of the external auditors, both in fact and in appearance. Therefore, in accordance with the applicable rules of the Securities and Exchange Commission, the Audit Committee has established policies and procedures for pre-approval of all audit and permitted non-audit services provided by the independent auditors. The Audit Committee determines annually whether to approve all audit and permitted non-audit services proposed to be performed by the independent auditors (including an estimate of fees). If other audit or permitted non-audit services not included in the pre-approved services are required during the year, such services, subject to a de minimis exception for non-audit services, must be approved in advance by the Audit Committee. The Audit Committee may delegate authority to grant pre-approvals to its chair or a subcommittee as it deems appropriate, subject to a reporting obligation to the Audit Committee.

Your Board of Directors unanimously recommends a vote FOR this proposal.

Shareholder Proposal – Weapons in Space

(Proposal 3)

We have been advised by the Loretto Literary and Benevolent Institution, 590 East Lockwood, St. Louis, Missouri 63119-3279, owner of 100 shares of Common Stock; the Sisters of Mercy of the Americas, Regional Community of Detroit Charitable Trust, 29000 Eleven Mile Road, Farmington Hills, Michigan 48336-1405, owner of 1,100 shares of Common Stock; the Mercy Investment Program, 205 Avenue C #10E, New York, New York 10009, owner of 50 shares of Common Stock; the Congregation of Sisters of St. Agnes, 320 County Road K, Fond du Lac, Wisconsin 54935, owner of 40 shares of Common Stock; the Congregation of the Sisters of Charity of the Incarnate Word, PO Box 230969, 6510 Lawndale, Houston, Texas 77223-0969, owner of 36 shares of Common Stock; and the Sisters of the Holy Cross of Notre Dame, 100 Lourdes Hall – Saint Mary’s, Notre Dame, Indiana 46556, owner of 50 shares of Common Stock, that they intend to present the following shareholder proposal at the Annual Meeting. We are not responsible for the accuracy or content of the proposal and supporting statement, presented below, as received from the proponent. Our reasons for opposing the proposal are also presented below.

Proposal and Supporting Statement

WEAPONS in SPACE – 2010

WHEREAS:

In 2008, General Dynamics ranked 5 on the Department of Defense Top 100 list with contracts valued in excess of $14.4 billion. (GovernmentExecutive.com, 8/15/09) General Dynamics has contractors for space-related systems, including the Near Field Infrared Experiment for the Missile Defense Agency, Communications/Navigation Outage Forecasting Systems for the DOD Space Test Program, satellite support infrastructure and mission engineering activities on NASA missions.

On October 6, 2006, the White House Office of Science and Technology Policy rolled out the new National Space Policy, which is to “ensure that space capabilities are available in time to further U.S. national security, homeland security, and foreign policy objectives.” A fundamental goal is to “enable unhindered U.S. operations in and through space to defend our interests there.”

The Policy calls upon the Secretary of Defense to “develop capabilities, plans, and options to ensure freedom of action in space, and, if directed, deny such freedom of action to adversaries.” The United States alone voted against the [United Nations] resolution on prevention of an arms race in outer space… The PAROS resolution was adopted in March 2007 by a vote of 166 in favor, one against. (www.nti.org)

As a civil space guideline, the Policy calls upon NASA to “execute a sustained and affordable human and robotic program of space exploration and develop, acquire, and use civil space systems to advance fundamental scientific knowledge of our Earth system, solar system, and universe.”

Space has served as a sanctuary where, over the years, nations cooperated rather than confront one another. Satellites save lives and support our economy by predicting weather, helping first responders provide emergency assistance, facilitating delivery of humanitarian aid and by making cell phones, pagers and modern financial transactions possible. Satellites provide a platform for scientific research and expand our understanding of the universe.

RESOLVED: Shareholders request that, within six months of the annual meeting, the Board of Directors provide a comprehensive report on General Dynamics’ involvement in the space-based weapons program, at reasonable cost and omitting proprietary and classified information.

SUPPORTING STATEMENT

Resolution proponents believe outer space is the common heritage of all, to be used for peaceful purposes and the common good of all peoples. We believe space-based weapons research and development adds to the insecurity of governments worldwide and has lead to a new arms race. We suggest transparency in reporting our Company’s participation in research, development and promotion of weapons for space:

•	Current value of outstanding contracts to develop components for Space programs;

•	Amount of the company’s own money (versus government funding) spent on in-house research and development, in comparison to non-military contracts in this business segment;

•	Sustainable environment consequences, which might include long-term environmental impact studies, water use, waste management or toxic releases and transfers;

•	Strategies for employment stability, including alternate production plans and funding sources;

•	Ethical and financial reasons for involvement in the Space program.

We urge support for this reasonable request.

Statement by your Board of Directors Against the Shareholder Proposal

This proposal requests that your Board provide a report detailing General Dynamics’ involvement in space-based weapons programs. Your Board believes that such a report would impose an unnecessary burden and expense on our company while producing little or no benefit to our shareholders. Your Board also believes that this proposal is political and ideological in nature, and would be more appropriately directed to the public officials elected by the citizens of the United States to oversee national security. For these reasons, your Board recommends voting against the proposal.

General Dynamics has provided satellite operations, engineering, ground systems and teleport services to civil, commercial and military customers around the world for more than 30 years. The space and defense work in which we engage provides jobs for employees and profits for our shareholders, helps to keep both our company and the United States in the forefront of peaceful efforts to develop opportunities in space, and forms an important part of our company’s advances in technology and science.

Information on General Dynamics’ space-related operations is contained in the company’s annual reports, quarterly earnings announcements and other public statements, consistent with management’s basic responsibility to discuss the business operations of our company. We do not believe that our company should be required to provide the report requested by this proposal.

Your Board of Directors unanimously recommends a vote AGAINST this shareholder proposal.

Other Information

Additional Shareholder Matters

If any other matters properly come before the Annual Meeting, the individuals named in the proxy card will have discretionary authority to vote the shares they represent on those matters, except to the extent their discretion may be limited under Rule 14a-4(c) of the Exchange Act.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, as well as anyone who is a beneficial owner of more than 10 percent of a registered class of our stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange, and to furnish us with copies of these forms. To our knowledge, based solely on a review of the copies of Forms 3, 4 and 5 submitted to us, all of our officers and directors complied with all filing requirements imposed by Section 16(a) of the Exchange Act during 2009, except for Mr. Keane, who did not file in a timely manner reports regarding reinvestment of dividends between May 2006 and May 2009. Currently, no one holds more than 10 percent of our Common Stock.

Shareholder Proposals for 2011 Annual Meeting of Shareholders

If you wish to submit a proposal for inclusion in our proxy materials to be distributed in connection with the 2011 annual meeting, your written proposal must comply with the rules of the SEC and be received by us no later than November 19, 2010. The proposal should be sent to the Corporate Secretary, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042.

If you intend to present a proposal at the 2011 annual meeting that is not to be included in our proxy materials, you must comply with the various requirements established in our Bylaws. Among other things, the Bylaws require that a shareholder submit a written notice to our Corporate Secretary at the address in the preceding paragraph no earlier than January 5, 2011, and no later than February 4, 2011.

Annual Report on Form 10-K

The Annual Report, which includes our Form 10-K and accompanies this Proxy Statement, is not considered a part of the proxy solicitation material. We will furnish to any shareholder, without charge, a copy of our 2009 Annual Report, as filed with the SEC. A request for the report can be made verbally or in writing to Investor Relations, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042, 703-876-3152 or through our website. The Form 10-K and other public filings are also available through the SEC’s website at www.sec.gov and on our website at www.generaldynamics.com, under the “Investor Relations – SEC Filings” captions.

Delivery of Documents to Shareholders Sharing an Address

We will deliver only one Annual Report and Proxy Statement to shareholders who share a single address unless we have received contrary instructions from any shareholder at the address. In that case, we will deliver promptly a separate copy of the Annual Report and Proxy Statement. For future deliveries, shareholders who share a single address can request a separate copy of our annual report and proxy statement. Similarly, if multiple copies of the annual report and proxy statement are being delivered to a single address, shareholders can request a single copy of the annual report and proxy statement for future deliveries. To make a request, please call 703-876-3000 or write to the Corporate Secretary, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042.

Falls Church, Virginia

March 19, 2010

GENERAL DYNAMICS

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ELECTRONIC VOTING INSTRUCTIONS

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE COLORED BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m. Eastern Time on May 4, 2010. If you are a participant in the Company’s 401(k) plans, proxies must be received by 9:00 a.m. Eastern Time on May 3, 2010.

Vote by Internet

Log on to the Internet and go to

www.envisionreports.com/gd

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Outside the United States, US Territories and Canada, call 1-781-575-2300 on a touch-tone telephone.

Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.

1. Election of Directors:

01 - Nicholas D. Chabraja

02 - James S. Crown

03 - William P. Fricks

04 - Jay L. Johnson

For Against Abstain

05 - George A. Joulwan

06 - Paul G. Kaminski

07 - John M. Keane

08 - Lester L. Lyles

For Against Abstain

09 - William A. Osborn

10 - Robert Walmsley

For Against Abstain

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 2.

2. Selection of independent auditors

For Against Abstain

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 3.

For Against Abstain

3. Shareholder proposal with regard to weapons in space

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

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1 U P X 0 2 3 8 2 8 1

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DIRECT DEPOSIT NOTICE

General Dynamics Corporation and Computershare remind you of the opportunity to have your quarterly dividends electronically deposited into your checking or savings account. The main benefit of direct deposit to you is knowing that your dividends are in your account on the payable date.

Telephone inquiries regarding your stock, including registration for direct deposit of dividends, should be made to Computershare’s automated Toll-Free Telephone Response Center at 1-800-519-3111.

General Dynamics Corporation encourages you to take advantage of one of the convenient ways by which you can vote your shares for matters to be covered at the 2010 Annual Meeting of Shareholders. You can vote your shares electronically through the Internet or by telephone, either of which eliminates the need to return the proxy card. If you do not wish to vote through the Internet or by telephone, you can vote by mail by following the instructions on the proxy card on the reverse side.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — GENERAL DYNAMICS CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 5, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION

The undersigned hereby appoints JAY L. JOHNSON, GREGORY S. GALLOPOULOS and L. HUGH REDD, and each of them, as proxy or proxies, with full power of substitution, to vote all shares of common stock, par value $1.00 per share, of GENERAL DYNAMICS CORPORATION, a Delaware corporation, that the undersigned is entitled to vote at the 2010 Annual Meeting of Shareholders, and at any adjournment or postponement thereof, upon the matters set forth on the reverse side and upon such other matters as may properly come before the annual meeting, all as more fully described in the Proxy Statement for the 2010 Annual Meeting of Shareholders.

THIS PROXY WHEN PROPERLY EXECUTED AND TIMELY RETURNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED AT THE DISCRETION OF THE PROXIES NAMED ABOVE, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF THIS PROXY IS PROPERLY EXECUTED AND TIMELY RETURNED BUT NO DIRECTION IS MADE HEREON, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2, AND AGAINST PROPOSAL 3.

PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED.

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE,GUARDIAN OR IN ANY OTHER REPRESENTATIVE CAPACITY, PLEASE GIVE FULL TITLE AS SUCH.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.